UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ANTEON INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

February 1, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Anteon International Corporation to be held on March 3, 2006 at 10:30 a.m. local time. The meeting will take place at Anteon’s executive offices, 3211 Jermantown Road, Fairfax, Virginia.

At the special meeting, we will ask you to adopt the agreement and plan of merger, dated December 13, 2005, by and among General Dynamics Corporation, Avenger Acquisition Corporation, an indirect, wholly-owned subsidiary of General Dynamics, and Anteon International Corporation, which we refer to as the merger agreement, and approve the merger of Avenger Acquisition with and into Anteon (the “merger”) provided for in the merger agreement. If the merger is completed, each holder of shares of our common stock will be entitled to receive $55.50 in cash in exchange for each share of our common stock held, as more fully described in the enclosed proxy statement, and Anteon will become an indirect, wholly-owned subsidiary of General Dynamics.

At the special meeting, we will also ask you to consider and vote upon a proposal to grant discretionary authority to the proxies to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Anteon and our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger and FOR the granting of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

The merger agreement must be adopted and the merger approved by the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. If the merger agreement is adopted and the merger is approved, the merger agreement provides that the closing of the merger will occur no later than the second business day after the other conditions to the closing of the merger are satisfied or waived.

The accompanying notice of special meeting of stockholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger and the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as Exhibit A, and the opinion of Bear, Stearns & Co. Inc., a copy of which is included in the proxy statement as Exhibit B.

Your vote is very important. Whether you plan to attend the special meeting or not, please either complete the enclosed proxy card and return it as promptly as possible or submit your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger proposal.

Sincerely,

Joseph M. Kampf President and Chief Executive Officer

ANTEON INTERNATIONAL CORPORATION

3211 Jermantown Road

Suite 700

Fairfax, Virginia 22030-2801

(703) 246-0200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2006

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Anteon International Corporation will be held on March 3, 2006 at 10:30 a.m. local time. The meeting will take place at Anteon’s executive offices, 3211 Jermantown Road, Fairfax, Virginia, for the purpose of acting upon the following proposals:

1.	To consider and vote upon a proposal to adopt the agreement and plan of merger, dated December 13, 2005, by and among General Dynamics Corporation, Avenger Acquisition Corporation, an indirect, wholly-owned subsidiary of General Dynamics, and Anteon International Corporation, which we refer to as the merger agreement, including approval of the merger of Avenger with and into Anteon (the “merger”), pursuant to which each holder of shares of our common stock will be entitled to receive $55.50 in cash per share and Anteon will survive the merger as an indirect, wholly-owned subsidiary of General Dynamics.

2.	To consider and vote upon a proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

3.	To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

All holders of record of shares of our common stock as of the close of business on January 30, 2006 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. Regardless of the number of shares you own, your vote is important. If you do not plan to attend the meeting and vote your shares of common stock in person, please cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submit your proxy or voting instructions by telephone or Internet.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy or by voting in person at the special meeting.

Stockholders have the right to seek appraisal of their shares in connection with the merger. In order to exercise appraisal rights, stockholders must comply with the requirements of Delaware law as described under “The Merger—Appraisal Rights” beginning on page 30 of the accompanying proxy statement.

After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Anteon and our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger, FOR the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call our proxy solicitor, The Altman Group, Inc. at 1-800-821-2795. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.anteon.com.

This notice and proxy statement is first being mailed to stockholders on or about February 2, 2006.

By Order of the Board of Directors

Curtis L. Schehr Secretary

February 1, 2006

IMPORTANT: Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and mail the enclosed form of proxy or submit your proxy or voting instructions by telephone or Internet. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous proxies.

Before entering the meeting attendees may be subject to security inspections. All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, dealer, trustee, bank or other nominee. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

i

ii

SUMMARY

This summary presents material information in this proxy statement relating to the merger contemplated by the merger agreement, which we refer to in this proxy statement as the “merger,” and may not contain all of the information that is important to you. To understand the merger and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the Agreement and Plan of Merger, which we refer to in this proxy statement as the “merger agreement,” dated December 13, 2005, by and among General Dynamics Corporation, which we refer to in this proxy statement as “General Dynamics,” Avenger Acquisition Corporation, an indirect, wholly-owned subsidiary of General Dynamics, which we refer to in this proxy statement as “Merger Sub” and Anteon International Corporation, which we refer to in this proxy statement as “we,” “us,” “our” or “Anteon,” you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy statement as Exhibit A and incorporated herein by reference. For instructions on obtaining more information, see “Where You Can Find Additional Information” on page 46. This proxy statement is first being mailed on or about February 2, 2006.

The Parties (page 13)

•	Anteon International Corporation is a Delaware corporation with principal executive offices at 3211 Jermantown Road, Fairfax, Virginia 22030-2801. The telephone number for Anteon’s executive offices is (703) 246-0200.

•	Avenger Acquisition Corporation is a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics. The principal executive offices of Merger Sub are located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513, and its telephone number is (703) 876-3000.

•	General Dynamics is a Delaware corporation with its principal executive offices located at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513, and its telephone number is (703) 876-3000.

Market Price Data (page 43)

•	Our common stock, par value $0.01 per share, which we refer to in this proxy statement as our “common stock,” is listed on The New York Stock Exchange under the ticker symbol “ANT.” On January 30, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $55.10 per share. The average daily closing price of our common stock over the 30-day trading period ended January 30, 2006 was $54.595 per share.

The Special Meeting (page 10)

•	The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and to approve the merger and to vote upon a proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

•	The holders of record of our common stock as of the close of business on the record date, which was January 30, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 37,248,574 shares of Anteon common stock outstanding.

•	The holders of a majority of the shares of Anteon common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

•

Completion of the merger requires the adoption of the merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Anteon common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger proposal.

•	If a quorum is present, the approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes present at the special meeting and entitled to vote on the adjournment proposal, in person or by proxy. If a quorum is present, failure to vote your shares (including as a result of broker non-votes) will have no effect on the outcome of the adjournment proposal. Abstentions will have the effect of a vote against the adjournment proposal. If a quorum is not present, broker non-votes will also have the effect of a vote against the adjournment proposal. If a quorum is not present, our bylaws permit the holders of a majority of the votes present at the special meeting in person or by proxy to vote to adjourn the meeting to another time and place.

•	As of the record date, our executive officers and directors owned an aggregate of approximately 3,788,617 shares of our common stock, entitling them to exercise approximately 10.1% of the voting power of Anteon common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Anteon will vote in favor of the adoption of the merger proposal.

The Merger (page 14)

•	If the merger is completed, Merger Sub will be merged with and into Anteon with the result that Anteon will become a wholly-owned indirect subsidiary of General Dynamics. We sometimes use the term “surviving company” in this proxy statement to describe Anteon as the surviving entity following the merger.

•	The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time that we and General Dynamics specify in the certificate of merger. We sometimes use the term “effective time” in this proxy statement to describe the time the merger becomes effective under Delaware law.

Interests of Directors and Executive Officers in the Merger (page 24)

•	Our directors and executive officers have financial interests in the merger that may be different from your interests as a stockholder. These interests include:

•	unvested stock options and restricted shares of Anteon common stock held by directors and executive officers will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;

•	certain of our executive officers and key members of management are entitled to receive severance payments and benefits if their employment is terminated or adversely affected under certain circumstances following the merger; and

•	the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

Bear Stearns Opinion (page 19)

•	Bear, Stearns & Co., Inc., which we refer to in this proxy statement as Bear Stearns, delivered a written opinion to our board of directors that, as of December 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration of $55.50 per share of our common stock is fair, from a financial point of view, to Anteon stockholders.

Merger Consideration (page 33)

•	If the merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Anteon, General Dynamics or Merger Sub or any of their respective subsidiaries and other than dissenting shares), together with any associated rights under Anteon’s rights agreement, will be cancelled and automatically converted into the right to receive an amount in cash equal to $55.50, without interest, less any required withholding taxes.

Stock Options; Restricted Stock Awards (page 34)

•	The merger agreement provides that each outstanding option to acquire shares of our common stock will become fully vested immediately prior to, and will be cancelled at, the effective time of the merger. Each option holder will have the right to receive, within five business days after the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of our common stock issuable upon exercise of the option (whether or not the option is vested or exercisable).

•	The merger agreement provides that all other stock-based awards outstanding immediately prior to the effective time (including restricted stock) will become fully vested by virtue of the merger and each holder of an award will have the right to receive, within five business days after the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) $55.50 and (2) the number of shares subject to the award.

•	Under the merger agreement, each participant in Anteon’s employee stock purchase plan will receive for any option under the plan outstanding at the effective time of the merger, in lieu of any other consideration, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes), equal to the sum of (1) $55.50 multiplied by the number of whole shares of the common stock of Anteon that would have been issued upon exercise of such options had they been exercised at the effective time of the merger and the participant had purchased the maximum number of shares using the full amount of his or her “contributions” (as defined under the plan) and (2) any such “contributions” that would not have been sufficient to purchase a whole share.

Conditions to the Merger (page 40)

•	Completion of the merger is subject to the satisfaction or waiver of a number of conditions, such as:

•	the affirmative vote of the holders of at least a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting to adopt the merger agreement and approve the merger;

•	there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the “HSR Act”) must have expired or been terminated;

•	the representations and warranties of Anteon set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations or warranties made as of a specified date, which must only be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Anteon;

•	Anteon must have performed or complied with, in all material respects, all obligations under the merger agreement at or prior to the effective time of the merger; and

•	the total number of shares for which appraisal has been duly demanded under Delaware law will not have exceeded 16% of our issued and outstanding shares at the completion of the merger (which percentage will be reduced by the amount of the dissenting shares of certain specified stockholders).

Termination of the Merger Agreement (page 41)

•	We and General Dynamics may agree in writing to terminate the merger agreement at any time without completing the merger whether before or after the adoption of the merger agreement and approval of the merger by Anteon’s stockholders.

•	Under certain circumstances, prior to the closing of the merger, either we or General Dynamics may terminate the merger agreement without the consent of the other party.

Termination Fees (page 42)

•	If the merger agreement is terminated following the occurrence of certain events, either we or General Dynamics may owe the other party a termination fee of $42,500,000 plus up to $500,000 in expenses.

Limitations on Considering Other Proposals (page 38)

•	We have agreed to certain limitations on our ability to take action with respect to other acquisition proposals prior to the effective time of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the merger agreement and approve the merger and to consider the grant of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the meeting to approve the merger proposal.

Q:	What will I be entitled to receive pursuant to the merger?

A:	You will be entitled to receive $55.50 in cash, without interest, less any required withholding taxes, for each outstanding share of our common stock that you own as of the effective time of the merger.

Q:	How does the board of directors recommend that I vote?

A:	After careful consideration, our board of directors has approved the merger agreement and the merger. Our board of directors recommends that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger and FOR the granting of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the meeting to approve the merger proposal. For a description of factors considered by our board of directors, please see “Recommendation of the Board of Directors” beginning on page 16 and “Reasons for the Merger” beginning on page 16.

Q:	Why has the merger been proposed?

A:	Our board of directors believes that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are advisable and in the best interests of Anteon and its stockholders. You should read “Reasons for the Merger” beginning on page 16 for a discussion of some of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as promptly as practicable. If our stockholders vote to adopt the merger agreement and approve the merger, and the other conditions to the merger are satisfied or waived, then we intend to consummate the merger as soon as practicable following the special meeting. The merger agreement provides that the closing of the merger will occur no later than the second business day after the other conditions to the closing of the merger are satisfied or waived. We currently anticipate closing the merger no later than the second quarter of this year.

Q:	If the merger is completed, when can I expect to receive the merger consideration for my shares?

A:	Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration. At that time, if you hold physical share certificates, you must send your share certificates with your completed letter of transmittal to the paying agent. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after the paying agent receives from you a properly completed letter of transmittal together with your share certificates, or, if you do not hold any physical share certificates, promptly after the paying agent receives your properly completed letter of transmittal and electronic transfer of your shares.

Q:	If I am a U.S. person, what are the tax consequences of the merger to me?

A:	Your receipt of the merger consideration for your shares will be taxable for federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the amount of merger consideration you receive for your shares and the adjusted tax basis of your shares. For further information on the material tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 28. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What vote is required to approve the merger proposal and the adjournment proposal?

A:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote at the special meeting. If a quorum is present, adoption of the adjournment proposal requires the affirmative vote of at least a majority of the shares of our common stock that are present at the special meeting and entitled to vote on the adjournment proposal. If a quorum is not present, our bylaws permit the holders of a majority of the votes present at the special meeting in person or by proxy to vote to adjourn the meeting to another time and place. We urge you to either complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure the representation of your shares at the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	You can vote against the merger by indicating a vote against the proposal on your proxy, or by voting against the merger proposal in person at the special meeting. Shares of Anteon common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by our stockholders who have not voted in favor of the merger agreement and have demanded and perfected their rights to appraisal of their shares of Anteon common stock in the time and manner provided in Section 262 of the Delaware General Corporation Law (referred to in this proxy statement as the “DGCL”) and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL (referred to in this proxy statement as the “dissenting shares”) will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the DGCL. If a holder of dissenting shares has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, that holder’s shares of Anteon common stock will be deemed to have been converted, at the effective time, into the right to receive the merger consideration. The full text of Section 262 of the DGCL is attached as Exhibit C to this proxy statement.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record at the close of business on the record date, January 30, 2006, are entitled to receive notice of the special meeting and to vote shares of common stock that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of common stock owned on the record date. As of the record date, there were 37,248,574 shares of common stock outstanding and entitled to vote at the special meeting.

Q:	What is the location, date and time of the special meeting?

A:	The special meeting will be held on March 3, 2006, at 10:30 a.m. local time, at Anteon’s executive offices, 3211 Jermantown Road, Fairfax, Virginia.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting, January 30, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting and without granting a proxy, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:	How do I vote?

A:	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit your proxy or voting instructions by telephone or Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your Anteon shares on your behalf, as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card?

A:	If you fail to either submit your proxy, submit your proxy or voting instructions by telephone or Internet or vote in person at the special meeting, or if you mark your proxy “abstain,” the effect will be the same as a vote against the merger proposal. Assuming a quorum is present, if you fail to either submit your proxy, submit your proxy or voting instructions by telephone or Internet or vote in person at the special meeting, it will have no effect on the adjournment proposal; however, if you mark your proxy “abstain,” the effect will be the same as a vote against the adjournment proposal. If you submit your proxy and fail to indicate your vote on your proxy, your shares will be counted as a vote in favor of each of the merger proposal and the adjournment proposal.

Q:	If my shares are held for me by my broker, will my broker vote my shares for me?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares will not be voted and this will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger. If a quorum is present, but you did not provide instructions to your broker or nominee your shares will not be voted and this will have no effect on the outcome of the adjournment proposal. If a quorum is not present, but you did not provide instructions to your broker or nominee your shares will not be voted and this will have the same effect as a vote against the adjournment proposal.

Q:	May I vote in person?

A:	Yes. You may vote in person at the special meeting, rather than submitting a proxy, if you own shares in your own name. Provided that you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the special meeting, you may also vote in person at the special meeting if your shares are held in “street name” through a broker, dealer, trustee, bank or other nominee. You may be asked to present photo identification for admittance.

Q:	May I change my vote after I have submitted my proxy?

A:

Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can either mark, sign, date and return a new proxy card or submit your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	What will happen to my shares after completion of the merger?

A:	Following completion of the merger, your shares will be cancelled and will represent only the right to receive the merger consideration of $55.50 per share in cash, without interest, unless you perfect and exercise your appraisal rights. Trading in our common stock on The New York Stock Exchange will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission (which we refer to in this proxy statement as the “SEC”) under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

Q:	Have any stockholders already agreed to approve the merger?

A:	No. There are no agreements between the Merger Sub or General Dynamics and any Anteon stockholder in which that stockholder has agreed to vote in favor of adopting the merger agreement and approving the merger.

Q:	What happens to Anteon once the merger is completed?

A:	Once the merger is completed, Anteon will be an indirect, wholly-owned subsidiary of General Dynamics, and the current holders of Anteon common stock will no longer have any ownership interest in Anteon’s future earnings or growth.

Q:	What do I need to do now?

A:	This proxy statement contains important information regarding the merger agreement and the merger, as well as information about Anteon, General Dynamics and Merger Sub. It also contains important information about some of what our board of directors considered in adopting the merger agreement and approving the merger. We urge you to read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned “Where You Can Find Additional Information” beginning on page 46.

Q:	Should I send my share certificates now?

A:	No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your share certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of Anteon common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of Anteon common stock.

Q:	Where can I find more information about Anteon?

A:	We file certain information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.anteon.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find Additional Information” beginning on page 46.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares will be voted FOR the adoption of the merger agreement and the approval of the merger and FOR the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. Our board of directors recommends a vote FOR the adoption of the merger agreement and the approval of the merger and FOR the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal. Our board of directors’ recommendation is set forth, together with the description of the proposal, in this proxy statement. See “Recommendation of the Board of Directors” beginning on page 16.

Q:	Whom can I call with questions?

A:	We have selected The Altman Group, Inc. as our proxy solicitor, which you may contact as follows:

The Altman Group, Inc.

1200 Wall Street West

Lyndhurst, NJ 07071

1-800-821-2795

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Anteon’s board of directors is soliciting your proxy. We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail, on the Internet or in person. We will pay approximately $10,500 to our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

If you have further questions, you may contact The Altman Group, Inc. at the address and telephone number indicated above.

THE SPECIAL MEETING

The Proposals

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Anteon board of directors for use at a special meeting to be held at Anteon’s executive offices, 3211 Jermantown Road, Fairfax, Virginia on March 3, 2006, at 10:30 a.m. local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub with and into Anteon with the result that Anteon will become an indirect, wholly-owned subsidiary of General Dynamics, to consider and vote upon a proposal to grant discretionary authority to the proxy holders to adjourn the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Record Date and Voting

The holders of record of our common stock as of the close of business on the record date, which was January 30, 2006, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 37,248,574 shares of Anteon common stock outstanding.

The holders of a majority of the shares of Anteon common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Anteon common stock held in treasury by Anteon or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with the DGCL, abstentions and broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under the rules of The New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters.

Required Vote

Completion of the merger requires the adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of Anteon common stock entitled to vote at the special meeting. Each share of Anteon common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote is based on the number of shares of Anteon common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the merger proposal. If a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of the majority of votes present at the special meeting and entitled to vote on the adjournment proposal, in person or by proxy. If a quorum is present, failure to vote your shares (including as a result of broker non-votes) will have no effect on the outcome of the adjournment proposal. Abstentions will have the effect of a vote against the adjournment proposal. If a quorum is not present, broker non-votes will also have the effect of a vote against the adjournment proposal.

Record holders may cause their shares of Anteon common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail; or

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should complete and return a proxy for your shares as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

As of the record date, our executive officers and directors owned an aggregate of approximately 3,788,617 shares of our common stock, entitling them to exercise approximately 10.1% of the voting power of Anteon common stock entitled to vote at the special meeting. A portion of this ownership includes 2,343,490 shares of our common stock that are owned by investment partnerships with which some of our directors are affiliated, and which were organized by Caxton-Iseman Capital, Inc. (and other persons who are contractually obligated to vote in accordance with these investment partnerships) entitling these investment partnerships to exercise approximately 6.3% of the voting power of Anteon common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Anteon and these investment partnerships will vote in favor of the merger proposal.

Proxies; Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Anteon common stock will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to the Corporate Secretary of Anteon at 3211 Jermantown Road, Fairfax, Virginia 22030-2801; or

•	by delivering to the Corporate Secretary of Anteon a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Anteon common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

Anteon will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have retained The Altman Group, Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $10,500. In addition, our arrangement with The Altman Group, Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments and Postponements

Whether or not a quorum is established at the special meeting, our bylaws permit the presiding officer at the meeting or the stockholders present in person or by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice. The DGCL requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

If at the special meeting, the number of shares of Anteon common stock represented in person or by proxy and voting in favor of adoption of the merger agreement and approval of the merger is insufficient to adopt that proposal under the DGCL and Anteon’s board of directors determines that it is in the best interests of Anteon stockholders, the proxy holders will move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the merger proposal. If the number of shares of Anteon common stock represented in person or by proxy and voting in favor of the adoption of the merger agreement and approval of the merger is sufficient to adopt that proposal under the DGCL, the authority to vote upon the adjournment proposal will not be used.

Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger proposal to defeat that proposal, Anteon’s board of directors would have the discretion to adjourn the special meeting without a vote on the merger proposal and seek to persuade the holders of those shares to change their votes to votes in favor of the merger proposal.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed, provided that such revocation is in compliance with the instructions (including as to timing) set forth in the section entitled “Proxies; Revocation” beginning on page 11.

Householding of Proxy Materials

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Anteon will promptly deliver a separate copy of this proxy statement to you if you call or write Anteon at the following address or telephone number: Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801, telephone (703) 246-0200, Attention: Molly Lormel. If you want to receive separate copies of Anteon’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Anteon at the above address and telephone number.

FORWARD-LOOKING STATEMENTS

This document contains statements, which to the extent they are not statements of historical or present fact, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, and may also include references to assumptions. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:

•	we may be unable to obtain Anteon stockholder approval required to consummate the merger;

•	conditions to the closing may not be satisfied or the merger agreement may be terminated prior to closing;

•	failure to obtain regulatory approvals of the merger or otherwise to complete the merger, or any potential adverse conditions to receiving regulatory approvals;

•	changes in the federal technology services marketplace;

•	changes in government regulation, including, but not limited to, environmental, tax laws, and economic policy;

•	legal actions; and

•	acts of war or terrorism.

Additional factors that may affect future results are contained in Anteon’s filings with the SEC, including Anteon’s Annual Report on Form 10-K for the year ended December 31, 2004, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed.

THE PARTIES

Anteon International Corporation

Anteon is a leading provider of information technology solutions and systems engineering and integration services to government customers. We design, integrate, maintain and upgrade state-of-the-art information systems for national defense, intelligence, emergency response and other high priority government missions. We also provide many of our government customers with the systems analysis, integration and program management skills necessary to manage their mission systems development and operations. We have broad service competencies that include strengths in intelligence systems, emergency response management, logistics modernization, secure identification and access management solutions, training, platform and weapons systems engineering support, ballistic missile defense, healthcare services and government enterprise solutions.

Avenger Acquisition Corporation

Merger Sub, a Delaware corporation and an indirect, wholly-owned subsidiary of General Dynamics, is an entity recently formed solely for the purpose of acquiring Anteon pursuant to the merger agreement. Merger Sub has not carried on any activities to date other than that incident to its formation and to the execution of the merger agreement.

General Dynamics Corporation

General Dynamics is a market leader in information systems and technologies; land and expeditionary combat vehicles and systems, armaments and munitions; shipbuilding and marine systems; and business aviation. General Dynamics employs approximately 71,900 employees in four primary business groups—Information Systems and Technology, Combat Systems, Marine Systems and Aerospace—and a small Resources group.

•	Information Systems and Technology. The Information Systems and Technology group provides defense and select commercial customers with the infrastructure and systems integration skills they need to process, communicate, protect and manage information effectively. The group has established a global presence in specialized data acquisition and processing, in advanced electronics, and in battlespace information networks and management systems that are key to military superiority in the 21st century.

•	Combat Systems. The Combat Systems group is a leading supplier of land and expeditionary combat systems around the world, providing tracked and wheeled armored combat vehicles, armament systems, and ammunition to the U.S. military and its allies.

•	Marine Systems. The Marine Systems group provides the U.S. Navy with combat vessels, including nuclear submarines, surface warfare ships and auxiliary and combat-logistics ships. The group also provides engineering design support and overhaul, repair and life-cycle support services.

•	Aerospace. The Aerospace group designs, develops, manufactures and services a comprehensive fleet of advanced business-jet aircraft. Corporations, private individuals and government users alike rely on these aircraft to fulfill a wide range of missions.

•	Resources. The Resources group comprises a coal mining business and an aggregates operation that mines sand, stone and gravel for construction use.

General Dynamics’ common stock is listed on The New York Stock Exchange under the ticker symbol “GD.” Additional information regarding General Dynamics is contained in General Dynamics’ filings with the Securities and Exchange Commission. See “Where You Can Find Additional Information” beginning on page 46.

THE MERGER

Background of The Merger

In pursuing alternatives for enhancing stockholder value, Anteon has regularly considered various strategic opportunities, including deployment of internal resources, business combinations, joint ventures, strategic alliances and other strategic relationships. On several occasions, Anteon has received unsolicited inquiries from other companies about the possibility of exploring business combination transactions, including an inquiry from General Dynamics during 2003. Anteon’s management held preliminary exploratory discussions with certain of these companies and on two occasions entered into non-disclosure and standstill agreements. None of these inquiries led to any proposals for a business combination transaction.

As part of this ongoing review, on August 11, 2005, Anteon’s board of directors met to discuss its goal of becoming a “tier 1” technology services provider to the Federal government and whether an acquisition or business combination transaction might be part of Anteon’s growth strategy. At that meeting, Anteon’s board of directors encouraged management to continue exploring possible strategic opportunities.

In early October, 2005, Joseph M. Kampf, Anteon’s CEO, was contacted by General Dynamics and another major aerospace and defense contractor, whom we refer to as the Other Party, each inquiring as to whether Anteon would be interested in discussing the strategic merits of a potential business combination transaction. On October 11, Mr. Kampf met with Nicholas Chabraja, General Dynamics’ Chairman and CEO, to explore preliminarily a possible business combination between Anteon and General Dynamics.

On October 21, Anteon’s management updated Anteon’s board of directors at its regularly scheduled board meeting about the interest expressed by General Dynamics and the Other Party in a potential business combination with Anteon. The board encouraged management to pursue these discussions.

On October 25, Mr. Kampf met with a senior executive of the Other Party to explore the possible business combination between Anteon and the Other Party.

On November 2 and November 4, Anteon entered into non-disclosure and standstill agreements with General Dynamics and the Other Party, respectively, in order to facilitate discussions of a potential transaction between Anteon and each of the other parties. On November 7, certain members of Anteon’s senior executive management team met with members of the General Dynamics management team, at which time Anteon’s senior management gave a presentation about Anteon’s business. On November 8, Anteon’s senior management team gave a similar presentation to the Other Party’s senior management.

On November 15, at Mr. Chabraja’s request, Mr. Kampf and Mr. Chabraja met again to discuss the potential business combination. During this meeting, Mr. Chabraja presented to Mr. Kampf two financial models for the possible acquisition of Anteon by General Dynamics. Based on certain assumptions, the first of the two models indicated that General Dynamics could pay up to $53.45 per outstanding Anteon share, and the second of the models, which included certain additional assumptions, indicated that General Dynamics could pay up to $54.36 per share.

Mr. Kampf updated Anteon’s board of directors on the status of the discussions with each of the interested parties during a telephonic meeting on November 16. At the beginning of the meeting, Paul Kaminski, a member of Anteon’s board of directors, recused himself from further discussions of potential business combinations with the two interested parties in light of his membership on General Dynamics’ board of directors. Anteon’s board of directors received a preliminary presentation with respect to the fiduciary duties of directors from Anteon’s outside legal advisors. At the same meeting, Anteon’s board of directors authorized management to engage Bear, Stearns & Co., Inc. to represent Anteon in discussions with the two interested parties and, in view of the possibility that discussions might move quickly, voted to appoint a committee, comprised of Frederick Iseman, Michael Smith and Mr. Kampf, to coordinate the efforts of Anteon’s legal and financial advisors and to negotiate on behalf of the entire board of directors a potential transaction with the two interested parties. Following the November 16 meeting, members of the committee appointed by Anteon’s board of directors and Anteon’s counsel negotiated the terms of the Bear Stearns engagement, subject to approval by Anteon’s board of directors.

Anteon’s board of directors met again on November 18 to review the status of discussions with the interested parties, to consider whether to proceed further with these discussions at that time and to discuss a process for moving forward with the two interested parties. Representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Anteon’s outside legal advisors, were present at this meeting. The Board of Directors approved the engagement of Bear Stearns and representatives of Bear Stearns joined the meeting. Anteon’s board of directors received a further presentation from Anteon’s outside legal advisors respecting certain of the fiduciary duties of directors and received a presentation from representatives of Bear Stearns respecting Anteon’s strategic alternatives, industry background, and a preliminary review of various factors that would affect the valuation of Anteon by General Dynamics, the Other Party and other companies that might be interested in pursuing an acquisition of Anteon.

Anteon’s board of directors considered various processes by which an acquisition might be pursued, including a limited auction, a broad public auction or a process focusing on the two parties who had recently expressed an interest in Anteon. While the board acknowledged the potential advantages of an auction process, it determined that on balance Anteon should pursue an expedited process with the two parties that had recently expressed an interest in acquiring Anteon. Among the factors that Anteon considered in reaching this determination was the view of Bear Stearns that the two interested parties were the most probable purchasers among the universe of likely potential purchasers. Anteon’s board of directors was also concerned that an auction process materially increased the possibility of information leaks and disruption of Anteon’s business and relationships with its key employees and customers, matters that Anteon’s management believed could adversely affect Anteon and its stockholders if an acquisition did not take place. Anteon’s board of directors also considered the views of its outside legal advisors and Bear Stearns that an agreement could likely be structured that would permit other interested parties to make, and Anteon to accept, higher offers after entering into a definitive acquisition agreement with either General Dynamics or the Other Party.

Between November 21 and November 30, Bear Stearns had periodic discussions with General Dynamics and the Other Party. During these discussions, the Other Party indicated that it had some concerns about its ability to participate in the process within the expedited time frame proposed by Anteon. Bear Stearns urged the Other Party to participate in the process.

General Dynamics commenced due diligence related to Anteon’s business on December 2. On December 5, 2005, the Other Party informed Bear Stearns that it would be unable to proceed with a strategic transaction with Anteon within the contemplated timeframe for matters unrelated to Anteon. The Other Party indicated to Bear Stearns that it remained very interested in a potential transaction with Anteon and that it hoped to accelerate the resolution of matters unrelated to Anteon so that it could participate in the process.

On December 7, Mr. Chabraja contacted Bear Stearns and Bear Stearns advised Mr. Kampf that General Dynamics’ board of directors had authorized the negotiation, execution and performance of an agreement pursuant to which General Dynamics would acquire Anteon. On December 8, General Dynamics’ legal advisor,

Jenner & Block LLP, provided Anteon’s legal advisor, Paul Weiss, with a draft merger agreement. During the weekend from December 8 until December 11, outside legal advisors to Anteon and General Dynamics held a series of telephonic conference calls to negotiate the draft merger agreement. Anteon’s outside legal advisors discussed the status of negotiations with the committee on several occasions during this period. During the course of negotiations, General Dynamics agreed to eliminate its initial requirement that certain of our stockholders enter into voting agreements, the amount of the termination fee payable by Anteon under certain circumstances was reduced from $50 million to $40 million, General Dynamics agreed to eliminate or modify in a manner favorable to Anteon certain conditions to the merger and General Dynamics agreed to pay a termination fee of $40 million if the merger agreement were terminated due to a failure to obtain antitrust regulatory clearance.

On December 12, Bear Stearns had discussions with General Dynamics respecting price. After discussing the range of values previously indicated to Mr. Kampf, Mr. Chabraja stated that General Dynamics would proceed at $54.36, the high end of the range. Anteon’s board committee met to discuss the price per share offered by General Dynamics. The committee determined that it would not endorse $54.36 per share and instructed Bear Stearns to contact General Dynamics. Representatives of Bear Stearns contacted Mr. Chabraja to discuss the price per share and Anteon’s unwillingness to approve a transaction at that price. After internal discussions with his management team, Mr. Chabraja indicated to Bear Stearns that General Dynamics was prepared to pay $55.00 per share. Bear Stearns relayed this proposal to Anteon’s board committee, which met and decided to instruct Bear Stearns to inform General Dynamics that it would not present that offer to the entire Anteon board of directors and to seek a price of $56.00 per share. Later that evening, representatives of General Dynamics responded that General Dynamics would be willing to offer $55.50 per share if the termination fee were raised from $40 million to $42.5 million. After consulting with Anteon’s board committee, Bear Stearns indicated to General Dynamics that the committee would take that proposal to the full Anteon board of directors but that the board would have to consider that price in conjunction with the totality of the terms of the merger agreement being negotiated.

During the morning of December 13, representatives of Anteon and General Dynamics and their outside legal advisors met by telephonic conference calls to negotiate and finalize the merger agreement.

During the afternoon of December 13, Anteon’s board of directors met by telephonic conference call to review the final terms and conditions of the merger and the merger agreement with Anteon management and Anteon’s outside legal and financial advisors. A representative of Paul Weiss reviewed the directors’ fiduciary obligations in considering a transaction of this type and the terms of the merger agreement. Representatives of Bear Stearns reviewed in detail its financial analyses of the possible merger and rendered its oral opinion, subsequently confirmed in writing that, as of such date, the consideration proposed to be paid to Anteon’s stockholders in the merger was fair, from a financial point of view, to those stockholders. After Anteon’s board of directors concluded its deliberations, the Anteon board of directors, among other things, approved the merger agreement, declared the merger agreement and the merger advisable and in the best interest of Anteon and its stockholders and resolved to recommend that our stockholders vote to adopt the merger agreement and approve the merger. The vote was unanimous except that Dr. Kaminski did not participate in the deliberations respecting the merger or participate in the vote on the merger and the merger agreement.

The merger agreement was signed by the parties late in the evening on December 13, and on December 14 before the commencement of trading on the NYSE, Anteon and General Dynamics each issued a press release announcing the execution of the merger agreement.

Anteon’s Reasons for the Merger; Recommendation of the Board of Directors

In reaching its decision to approve the merger agreement and the merger and recommend the merger to our stockholders, Anteon’s board of directors consulted with Anteon’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors which Anteon’s board of directors viewed as supporting its decision to approve the merger agreement and the merger and recommend the merger to our stockholders:

•	Knowledge of Anteon’s business. Based on its knowledge of Anteon’s business, operations, prospects, financial condition and the historical market prices of Anteon common stock, Anteon’s board of directors believed that it might take a significant period for Anteon’s stock price to increase to the level represented by the merger consideration and that, in order to achieve such a potential increase, Anteon would likely need to continue to grow internally and possibly undertake other strategic initiatives, the success of which would be subject to a number of uncertainties, including implementation risk.

•	Knowledge of Industry. Anteon’s board of directors considered its knowledge of current conditions and evolving trends in the federal technology services industry, including increased competition from larger companies that are able to compete aggressively in the sector, the risks associated with possible changes in defense spending levels and the likely effects of these factors on Anteon’s potential growth, development and strategic options. Based on this knowledge, Anteon’s board of directors believed that Anteon’s ability to realize stockholder value without being part of a larger organization that would facilitate its ability to compete for large bundled services and system integration opportunities in the federal technology services industry was subject to increasing uncertainties.

•	Knowledge of General Dynamics. Based on its knowledge of General Dynamics’ business, operations, management, reputation and financial condition, Anteon’s board of directors believed that there was a high probability that the transaction would be successfully completed on the agreed-upon terms once a merger agreement was entered into with General Dynamics.

•	Merger Consideration Premium. The financial terms of the merger, including the fact that the $55.50 merger consideration represented an approximate 34.6% premium over the closing price of shares of Anteon common stock on The New York Stock Exchange on December 12, 2005, the last full trading day before the board met on December 13 to review and consider approval of the merger agreement. Anteon’s board of directors believed that this premium was substantial and, as noted above, in order for Anteon to be reasonably likely to achieve comparable trading levels the stockholders would be subject to a number of risks and uncertainties.

•	Cash Consideration. The fact that the merger consideration consists solely of cash, and the merger agreement is not subject to any financing conditions. Anteon’s board of directors believed that entering into the merger agreement created a reasonably high probability that Anteon’s stockholders would be fairly compensated for the potential value in Anteon’s business while eliminating the execution risks associated with achieving continued internal growth and implementing strategic initiatives. Additionally, Anteon’s board of directors determined that entering into the merger agreement eliminates other uncertainties regarding Anteon successfully operating its business going forward as well as risks to the value of the merger consideration based on fluctuations in the trading value of General Dynamics’ stock or other alternatives to cash.

•	Fairness Opinion. The financial presentation of Bear Stearns, including its opinion dated as of December 13, 2005, to the Anteon board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Anteon common stock. See “Fairness Opinion of Bear, Stearns & Co., Inc.”

•	Ability to Accept a Superior Proposal. The provisions of the merger agreement permit Anteon’s board of directors to consider, and under certain conditions, to accept an unsolicited superior proposal to comply with Anteon’s board of directors’ fiduciary duties to Anteon’s stockholders.

•

Regulatory. The fact that the regulatory and other approvals required in connection with the merger would likely be received without unacceptable conditions. Anteon’s board of directors believed that the businesses of Anteon and General Dynamics were largely complementary and therefore, that the merger did not present a substantial risk of not being completed because of objections from antitrust authorities. The board of directors also considered that the merger agreement contained a provision for a fee to be paid by General Dynamics under certain circumstances that reduced the risks to Anteon’s stockholders associated with the transaction failing on antitrust grounds.

•	Impact on Customers and Employees. Senior management’s view that the acquisition of Anteon by General Dynamics will result in better service and enhanced capability offerings to Anteon’s customers and that there were likely to be significant ongoing employment opportunities for Anteon’s employees. The board of directors believed that these factors would lessen the risks of noncompletion of the transaction.

In addition, Anteon’s board of directors considered the following risks associated with its decision to approve the merger agreement and recommend the merger to our stockholders:

•	Termination Fee. The merger agreement’s non-solicitation and stockholder approval covenants and provision for the payment of a termination fee of $42.5 million in certain events, which the Anteon board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to General Dynamics’ willingness to enter into the merger agreement. In this regard, the Anteon board of directors, after receiving the advice of its outside legal counsel and Bear Stearns, concluded that such arrangements were customary for public company merger transactions and that these provisions, including the amount of the termination fee, were consistent with law and the proper exercise of the board’s fiduciary duties.

•	Disruptions. The potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while it is working to implement the merger. Anteon’s board of directors believed that these risks were reasonable and worthwhile to undertake in light of the terms of the merger agreement, including the limited conditions to closing and termination rights, and the absence of a financing contingency and its understanding of the ability of General Dynamics to finance the transaction.

•	Cash Consideration. The fact that the all-cash price, while providing relative certainty of value, would not allow our stockholders to participate in potential further appreciation of General Dynamics’ stock or benefit from any future appreciation in the value of Anteon after the merger and would be taxable to our stockholders upon completion of the merger.

•	Operating Restrictions. The merger agreement restricts Anteon’s ability to engage in certain activities between the date the merger agreement was signed and the effective time of the merger, and these restrictions could prevent Anteon from taking advantage of business opportunities such as potential acquisitions. Anteon’s board of directors believed these restrictions would not interfere with Anteon’s ability to operate in the ordinary course of business, and any risks associated with these restrictions were outweighed by the high probability that the merger would be completed.

•	Interests of Directors and Officers. The fact that some Anteon executive officers and directors have other interests in the merger that are in addition to their interests as Anteon stockholders and stock option holders, including executive severance arrangements with Anteon, the terms of which would entitle certain executives to specified compensation and benefits if prescribed events occur following the merger. See “Interests of Directors and Executive Officers in the Merger” beginning on page 24; in this regard, Anteon’s board of directors concluded that the merger should be approved despite the existence of these interests, given both its favorable view of the merger’s financial terms as well its belief that the executive arrangements giving rise to these interests were reasonable.

The foregoing discussion of the factors considered by Anteon’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Anteon’s board of directors. In reaching its decision to approve the merger agreement and the merger, Anteon’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Anteon’s board of directors considered all these factors as a whole, including discussions with, and questioning of, Anteon’s management and advisors, and overall, considered these factors to be favorable to, and to support, its determination.

Anteon’s board of directors determined that the merger and the merger agreement are advisable, and fair to and in the best interests of Anteon and our stockholders, and approved the merger agreement and the merger. Dr. Paul Kaminski, one of Anteon’s directors, did not take part in the deliberations respecting or the approval of the merger or the merger agreement. Anteon’s board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Fairness Opinion of Bear, Stearns & Co. Inc.

Pursuant to an engagement letter dated November 18, 2005, Anteon retained Bear Stearns to act as its financial advisor with respect to a possible sale of the company. In selecting Bear Stearns, Anteon’s board of directors considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the aerospace/defense industry and the government information technology (“IT”) services industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the December 13, 2005 meeting of Anteon’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of December 13, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share consideration to be received was fair, from a financial point of view, to the stockholders of Anteon.

The full text of Bear Stearns’ written opinion is attached as Exhibit B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Anteon’s board of directors solely for its benefit and use;

•	did not constitute a recommendation to the board of directors of Anteon or any stockholder of Anteon as to how to vote in connection with the merger or otherwise; and

•	did not address Anteon’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Anteon or the effects of any other transaction in which Anteon might engage.

Anteon did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the merger agreement;

•	reviewed Anteon’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed General Dynamics’ Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended April 3, 2005, July 3, 2005 and October 2, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed certain operating and financial information relating to Anteon’s business and prospects, including forecasts for the five years ended December 31, 2009, which are referred to in this proxy statement as the Anteon forecasts, all as prepared and provided to Bear Stearns by Anteon’s management;

•	met with certain members of Anteon’s senior management to discuss Anteon’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Anteon common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Anteon;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Anteon;

•	performed discounted cash flow analyses based on the Anteon forecasts;

•	reviewed the pro forma financial results, financial condition and capitalization of General Dynamics giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by Anteon or obtained by Bear Stearns from public sources, including, without limitation, the Anteon forecasts. With respect to the Anteon forecasts, Bear Stearns relied on the representations of the senior management of Anteon that the Anteon forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the senior management of Anteon as to the expected future performance of Anteon. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Anteon forecasts, and Bear Stearns further relied upon the assurances of the senior management of Anteon that they were unaware of any facts that would make the information or the Anteon forecasts incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Anteon, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Anteon.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Anteon common stock may trade subsequent to the announcement of the merger.

Financial Analysis

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Anteon’s board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Comparable Public Company Trading Analysis. Bear Stearns reviewed and compared specific financial and operating metrics relating to Anteon with that of selected publicly traded companies that Bear Stearns deemed comparable to Anteon. Bear Stearns chose the companies used in the Comparable Public Company Trading Analysis based on their similar business profiles and operating characteristics. For Anteon, Bear Stearns included in its review the following comparable public companies:

•	CACI International, Inc.

•	ManTech International Corporation

•	MTC Technologies Inc.

•	SRA International Inc.

For each of the comparable public companies listed above, Bear Stearns analyzed multiples of Enterprise Value (which is referred to as EV and is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock) divided by estimated (i) revenues, (ii) earnings before interest, income taxes, depreciation and amortization (which is referred to as EBITDA), and (iii) earnings before interest and taxes (which is referred to as EBIT), for the calendar year ending December 31, 2006. Bear Stearns also analyzed multiples of each company’s stock price divided by estimated earnings per share (which is referred to as EPS) for the calendar year ending December 31, 2006. This analysis was compiled using publicly available information, including closing stock market data as of December 8, 2005 and First Call consensus Wall Street research estimates of revenue, EBITDA, EBIT and EPS for the calendar year ending December 31, 2006. Bear Stearns calculated the following range of multiples for the above comparable public companies:

Multiple	High	Low	Mean	Median
EV/ 2006E Revenue	1.23x	0.84x	1.06x	1.08x
EV/ 2006E EBITDA	10.7x	8.9x	9.7x	9.7x
EV/ 2006E EBIT	12.7x	9.9x	11.2x	11.0x
Price/ 2006E EPS	20.6x	16.0x	18.2x	18.1x

Bear Stearns calculated an implied per share equity value reference range for Anteon of $36.67 to $44.51 based on the range of EV/ 2006E EBITDA multiples of the comparable public companies.

Bear Stearns compared the multiples of the comparable public companies to the multiples implied for Anteon at the proposed transaction price of $55.50 per share. The following represents Anteon’s implied multiples based on its CY 2006E revenue, EBITDA, EBIT, and EPS as provided in the Anteon forecasts:

•	EV/ 2006E Revenue: 1.30x

•	EV/ 2006E EBITDA: 13.2x

•	EV/ 2006E EBIT: 13.8x

•	Price/ 2006E EPS: 22.2x

Bear Stearns observed that Anteon’s implied enterprise value and equity value multiples based on the proposed transaction price of $55.50 per share were above the high end of the range of trading multiples for comparable public companies.

Selected Comparable Precedent Transactions Analysis: Bear Stearns reviewed nine selected comparable precedent merger and acquisition transactions (which are referred to as the comparable transactions) involving government IT services companies as a means of comparison for the transaction. Bear Stearns selected these precedent transactions based on the reasonably similar business profiles and operating characteristics of the target companies in comparison with Anteon. The precedent transactions selected include the following:

•	DRS Technologies, Inc./Engineered Support Systems, Inc. (announced September 2005)

•	L-3 Communications Corporation/The Titan Corporation (announced June 2005)

•	Nortel Networks Corporation/PEC Solutions Inc. (announced April 2005)

•	Lockheed Martin Corporation/The Sytex Group, Inc. (announced February 2005)

•	BAE Systems plc/DigitalNet Holdings Inc. (announced (September 2004)

•	CACI International, Inc./American Management Systems’ US Defense and Intelligence Group (announced March 2004)

•	Lockheed Martin Corporation/Affiliated Computer Services’ Federal Government IT business (announced August 2003)

•	General Dynamics Corporation/Digital System Resources, Inc. (announced July 2003)

•	General Dynamics Corporation/Veridian Corporation (announced June 2003)

Bear Stearns analyzed the implied transaction EV multiples in these comparable transactions as a multiple of the forward projected EBITDA for the twelve-month period post-transaction as forecasted by Wall Street equity research on or just prior to the date of the transaction, which is referred to as Forward EBITDA. These comparable transaction multiples were compared with the same multiple implied in the proposed merger based on the projections provided by Anteon’s management and assuming a $55.50 per share purchase price for Anteon common stock.

The comparable transactions reflected mean, median and high EV/Forward EBITDA multiples of 10.4x, 10.4x, and 12.1x, respectively. Bear Stearns calculated an implied per share equity value reference range for Anteon of $37.98 to $50.58 based on comparable transaction multiples ranging from 9.2x to 12.1x EV/Forward EBITDA. This implied per share equity value reference range compares with the proposed transaction price of $55.50 per share for Anteon, which represents an implied multiple of 13.2x EV 2006E EBITDA.

Discounted Cash Flow Analysis: Bear Stearns performed a discounted cash flow analysis of Anteon for the purpose of determining the estimated equity value range of Anteon. In conducting this analysis, Bear Stearns used the projected after-tax unlevered free cash flows for Anteon based on the Anteon forecasts plus its terminal value, calculated as a multiple of 9.0x to 11.0x terminal period forward projected EBITDA, and discounted these items to determine the present value using a range of discount rates that corresponded to Anteon’s estimated weighted average cost of capital, which is referred to as WACC, during that period. Bear Stearns used a range of WACCs of 11% to 13%, which was based on an unlevered beta range of 0.75 to 0.95 (determined by observing Anteon’s and comparable public companies’ historical and projected betas). Based on this analysis, Bear Stearns calculated an implied per share equity value reference range for Anteon of between $44.06 to $56.56. This compares to the proposed transaction price of $55.50 per share.

Consensus Wall Street Research Price Target Analysis: In reviewing current Wall Street research estimates for Anteon, Bear Stearns observed that 12 of 15 firms providing equity research coverage as of December 8, 2005 reported 52-week stock price targets for Anteon. These 52-week stock price estimates ranged between $45.00 and $55.00 with a mean and median price target of $51.08 and $52.00, respectively.

Premiums Paid Analysis: Bear Stearns compared the premium proposed to be paid in the merger with premiums paid in domestic change of control mergers and acquisitions transactions announced between January 1, 2002 through November 30, 2005 with transaction values between $1.0 billion and $3.0 billion. Bear Stearns calculated the premium per share paid by the acquiror with the share price of the target prevailing 1-day, 1-week, and 1-month prior to the announcement of the transactions. Bear Stearns observed that mean premiums for this transaction universe were 21.4%, 24.1%, and 25.9%, respectively.

Bear Stearns also reviewed the premiums paid in each of the transactions discussed previously in the Selected Comparable Precedent Transactions Analysis in which the target company was a standalone public company. The average 1-day, 7-day, and 30-day premiums for this transaction universe were 24.7%, 24.0% and 29.2%, respectively.

These observed premiums were compared with the premiums implied in the proposed transaction as of December 8, 2005 of 34.1%, 28.1% and 25.0% for the 1-day, 1-week, and 1-month periods, respectively.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the per share consideration to be received by the stockholders of Anteon. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable public company analysis described above are identical to Anteon, and none of the comparable precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not strictly mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Anteon and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The form and amount of consideration payable in the merger were determined through negotiations between Anteon and General Dynamics and approved by the board of directors of Anteon. The Bear Stearns opinion was one of the many factors taken into consideration by Anteon’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Anteon’s board of directors with respect to the fairness of the per share consideration to be received by the stockholders of Anteon.

Pursuant to the terms of Bear Stearns’ engagement letter, Anteon has agreed to pay Bear Stearns a cash fee equal to 0.70% of the aggregate merger consideration, payable upon completion of the merger. In addition, a fee of $2.0 million was payable to Bear Stearns upon the rendering of its fairness opinion, which will be credited against the fee payable upon completion of the merger. In addition, Anteon has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Anteon has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by Anteon to provide certain investment banking and other services, including participation as an underwriter in Anteon’s initial public offering of common stock in March of 2002 and a subsequent follow-on offering of common stock in September of 2003, for which Bear Stearns received customary fees. In addition, Bear Stearns or its affiliates in the past have been engaged by General Dynamics or its affiliates to provide certain investment banking and other services, including strategic advisory services with respect to certain acquisitions and participation as an underwriter in various debt financings, in matters unrelated to the merger, for which it has received, or expects to receive, customary fees. Bear Stearns, through one of its affiliates, is currently a participating lender in General Dynamics’ credit facilities, through which General Dynamics may obtain all or a portion of the financing necessary to consummate the merger. Bear Stearns is currently engaged, and in the past has been engaged, by Caxton-Iseman Capital, Inc., an affiliate of Anteon, to provide certain investment banking and other services in matters unrelated to the merger, for which it has received, or expects to receive, customary compensation. In addition, various individuals and entities affiliated with us may have passive minority investments in private equity funds and partnerships managed by parties related to Caxton-Iseman Capital, Inc.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Anteon and/or General Dynamics for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in the securities or bank debt of Anteon and/or General Dynamics.

Interests of Directors, Executive Officers and Certain other Persons in the Merger

Anteon Stock Options

As of the record date, there were 826,559 shares of our common stock subject to stock options granted to our directors and executive officers under the Amended and Restated Anteon International Corporation Omnibus Stock Plan, which we refer to in this proxy statement as the “option plan.”

The merger agreement provides that each outstanding option to acquire shares of Anteon common stock granted under the option plan will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Anteon issuable upon exercise of the option (whether or not the option is vested or exercisable).

The following table summarizes the vested and unvested options held by each of our directors and executive officers as of January 30, 2006, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the cancellation of his or her options:

Director/Executive Officer	Number of Outstanding Options	Resulting Consideration
Gilbert Decker	17,500	$628,125.00
Mark D. Heilman	54,443	$2,245,652.50
S. D. Johnson	105,900	$2,530,608.00
Paul G. Kaminski	17,500	$628,125.00
Joseph M. Kampf	314,000	$13,467,180.00
Paul Kern	15,000	$266,850.00
Vincent J. Kiernan, III	28,517	$963,387.50
Paul D. Miller	15,000	$211,200.00
Seymour L. Moskowitz	73,599	$3,208,850.50
William J. Perry	8,000	$277,500.00
Charles S. Ream	60,000	$1,891,200.00
Curtis L. Schehr	84,600	$3,161,264.00
Henry H. Shelton	17,500	$628,125.00
Michael T. Smith	15,000	$266,850.00
Thomas J. Tisch[1]	0	$0

Totals:	826,559	$30,374,915.50

[1]	On October 17, 2005, Mr Thomas J. Tisch resigned as a member of our board of directors and forfeited any options he held at that time.

Anteon Restricted Stock Awards

Pursuant to the option plan, certain members of our board of directors who are not also employees of Anteon were each granted 1,000 restricted shares of Anteon common stock on August 11, 2005. As of the record date, none of these restricted shares were vested. The merger agreement provides that each restricted share of Anteon common stock will become fully vested by virtue of the merger and each holder of a restricted share will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) $55.50 and (2) the number of restricted shares held by that director.

Executive Agreements

Certain of our executive officers and key members of management, (referred to in this proxy statement as the “executives”) have entered into amended and restated executive agreements with Anteon. Each executive agreement provides that if, during the two year period following a change of control event, the executive’s employment is terminated by Anteon without “Cause” or by the executive for “Good Reason,” he will be entitled to the following severance benefits: all accrued but unpaid salary through the date of termination plus any earned but unpaid bonus from the prior year; the executive’s target bonus for the year of termination; and a payment equal to twice the sum of the executive’s annual salary rate and target bonus for the year of termination (or three times, in the case of Joseph Kampf and S. Daniel Johnson). These amounts will be paid in a lump-sum shortly after employment terminates. In addition, under such circumstances, Anteon will contribute for the executive’s life insurance and medical benefits for up to 24 months (or 36 months, in the case of Joseph Kampf and S. Daniel Johnson). The executive is required to deliver a release in favor of Anteon to receive any of the payments described above.

The executive agreements provide that an executive may resign for “Good Reason” upon the occurrence of any of the following events: (1) a reduction in the executive’s salary or target bonus from the prior year or from amounts previously established for a given year; (2) a material diminution in the executive’s duties or responsibilities; (3) relocation of the executive to a work location outside a 50-mile radius from the executive’s current location; (4) the insolvency of, or filing for bankruptcy by Anteon; (5) a material breach by Anteon of the executive agreement; or (6) an attempt by Anteon to terminate the executive for cause not in compliance with the terms of the executive agreement. In addition, each executive agreement provides that an executive may not resign for “Good Reason” unless he has first given notice to Anteon of the reason for that resignation and Anteon has failed to reasonably cure the situation within thirty days after receiving the executive’s notice.

Each executive agreement also provides that for a one year period following termination, the executive will not solicit Anteon’s management employees, independent contractors or customers. If an executive violates this undertaking, Anteon may recover a portion of the compensation payments paid to that executive and may cease providing life and medical benefits. In addition, each executive agreement provides each executive with a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes to which he may be subject by reason of his receipt of any payment, under his executive agreement or otherwise, that constitutes an excess parachute payment under Section 280G of the Code. However, if the excess payments are $50,000 or less, Anteon is not required to provide this gross-up and the excess payment will simply be eliminated.

Indemnification of Directors and Officers

The merger agreement provides for indemnification and insurance arrangements for Anteon’s current and former directors and officers that will continue for six years following the effective time of the merger. The merger agreement provides that from and after the effective time of the merger, General Dynamics will, and will cause Anteon as the surviving company in the merger to, fulfill and honor in all respects, the obligations of Anteon pursuant to any indemnification, exculpation or advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of Anteon or any of its subsidiaries, or certain other parties, under the constitutional documents of Anteon or its subsidiaries or any agreement between these indemnified persons and Anteon or its subsidiaries in effect as of the date of the merger agreement. The merger agreement also provides that for a period of six years following the effective time of the merger the certificate of incorporation and by-laws of Anteon as the surviving company will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the beneficiaries of these provisions as those contained in Anteon’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

The merger agreement also provides that for a period of six years after the effective time of the merger General Dynamics will cause to be maintained directors and officers liability insurance and fiduciary liability insurance arrangements substantially equivalent in scope and amount of coverage (and on terms and conditions no less advantageous to the insureds) to the policies maintained by Anteon as of the date of the merger agreement with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the effective time of the merger. The merger agreement provides that General Dynamics will not be required to make total annual premium payments with respect to these insurance arrangements to the extent the premiums exceed 200% of the last annual premium paid by Anteon prior to the date of the merger agreement. If the annual premium costs necessary to maintain this insurance coverage exceed 200% of the last annual premium paid by Anteon, General Dynamics will maintain as much comparable directors and officers liability insurance and fiduciary liability insurance as is reasonably obtainable for an annual premium not exceeding 200% of the last annual premium paid by Anteon.

Stockholders Agreement Involving Azimuth Technologies, L.P. and Azimuth Tech II LLC

Azimuth Technologies, L.P. and Azimuth Tech. II LLC are two of our principal stockholders. The sole general partner of Azimuth Technologies, L.P. and the sole managing member of Azimuth Tech. II LLC is Georgica (Azimuth Technologies), L.P., the sole general partner of which is Georgica (Azimuth Technologies), Inc., a corporation wholly-owned by Frederick J. Iseman, the chairman of our Board of Directors. As a result, Mr. Iseman controls both Azimuth Technologies, L.P. and Azimuth Tech. II LLC. In addition, Mr. Iseman, Steven M. Lefkowitz, a director of Anteon, and Robert A. Ferris, a director of Anteon, are each employed by Caxton-Iseman Capital, Inc. Mr. Iseman is the chairman, managing partner and founder of that firm.

Azimuth Technologies, L.P., Azimuth Tech. II LLC, Mr. Lefkowitz, SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz, and the Ferris Family 1987 Trust, of which Mr. Ferris is a trustee, entered into a stockholders agreement immediately prior to the consummation of Anteon’s initial public offering, or “IPO”. Under this stockholders agreement, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC agreed to vote all of the shares of our common stock they beneficially own on any matter submitted to the vote of our stockholders whether at a meeting or pursuant to a written consent at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities, and will constitute and appoint these entities or any nominees thereof as their respective proxies for purposes of any stockholder vote. The agreement provides that none of the Ferris Family 1987 Trust, Mr. Lefkowitz or SML Family Investors LLC may sell or in any way transfer or dispose of the shares of our common stock they beneficially own without the prior written consent of either Azimuth Technologies, L.P. or Azimuth Tech. II LLC, unless Azimuth Technologies, L.P. and Azimuth Tech. II LLC are participating in that sale, and then the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC may participate in such sale in a pro rata amount. The Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC will be required to participate pro rata in any sale by Azimuth Technologies, L.P. and Azimuth Tech. II LLC, unless otherwise agreed to by these entities.

Registration Rights

On March 11, 2002, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Messrs. Frederick J. Iseman, Joseph M. Kampf, Carlton B. Crenshaw, Thomas M. Cogburn, Seymour L. Moskowitz and Steven M. Lefkowitz,

SML Family Investors LLC and the Ferris Family 1987 Trust and certain other parties named therein, entered into a registration rights agreement (referred to in this proxy statement as the “Registration Rights Agreement”) with us relating to the shares of common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, the Caxton-Iseman Stockholders may require that we register for public resale under the Exchange Act all shares of common stock they request be registered at any time after 180 days following our IPO. The Caxton-Iseman Stockholders may demand five registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5 million or more. Since we are eligible to register the sale of our securities on Form S-3 under the Exchange Act, the Caxton-Iseman Stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust are entitled to piggyback registration rights with respect to any registration request made by the Caxton-Iseman Stockholders. If the registration requested by the Caxton-Iseman Stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by the Caxton-Iseman Stockholders and Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders as defined in the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), (ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us for our own account. On September 3, 2003, we amended the Registration Rights Agreement to (i) allow certain of our stockholders and designated holders under the Registration Rights Agreement, including Messrs. Decker, Kaminski, Schehr, Gurner, Dawson, Heilman, Johnson and Ream and Ms. Centracchio, to participate in future offerings and (ii) permit us to designate certain other management stockholders and directors to participate in future offerings.

In addition, the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC and the Ferris Family 1987 Trust and the other designated holders under the Registration Rights Agreement have been granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for own account, (ii) second, shares offered by the Caxton-Iseman Stockholders, Messrs. Kampf, Crenshaw, Cogburn, Moskowitz and Lefkowitz, SML Family Investors LLC, the Ferris Family 1987 Trust and the other participating designated holders under the Registration Rights Agreement (pro rata, based on their respective ownership of our common equity), and (iii) third, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity). In connection with these registrations under the Registration Rights Agreement, we are required to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions).

In August 2003, the Caxton-Iseman Stockholders exercised their right requiring us to register their shares on a Form S-3 registration statement. In addition, certain of the other parties to the registration rights agreement exercised their rights thereunder to piggyback on the registration for the accounts of the Caxton-Iseman Stockholders. As a result, we filed with the SEC a registration statement on Form S-3 on August 22, 2003 and an amendment thereto on September 4, 2003 (Commission File No. 333-108147), and a registration statement on Form S-3 on September 16, 2003 (Commission File No. 333-108858). In connection with the offering of these shares, the Caxton-Iseman Stockholders reimbursed the Company for all fees, costs and expenses (except underwriting discounts and selling commissions) incurred by the selling stockholders.

In December 2003, the Caxton-Iseman Stockholders again exercised their right requiring us to register their shares on a Form S-3 registration statement. As a result, we filed with the SEC a registration statement on Form S-3 on December 17, 2003 and an amendment thereto on March 2, 2004 (Commission File No. 333-111249) (referred to collectively in this proxy statement as the “Shelf Registration Statement”). The Ferris Family 1987

Trust, SML Family Investors LLC and Mr. Lefkowitz exercised their rights to piggyback on the Shelf Registration Statement, while all other parties with piggyback rights declined to register their shares on the Shelf Registration Statement. We agreed to indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions) in connection with that registration. The total fees, costs and expenses incurred by the Company in connection with the Shelf Registration Statement were approximately $206,000.

On October 29, 2004, the Caxton-Iseman Stockholders, sold 3,600,000 shares of our common stock in an underwritten offering pursuant to a shelf registration statement on Form S-3 filed with the SEC (Commission File No. 333-111249). Neither we nor any of our executive officers participated in the sale of shares in this offering. In connection with this offering, we incurred $240,000 of expenses for the year ended December 31, 2004, for which we were not reimbursed, in accordance with the terms of our registration rights agreement with certain of our stockholders, as amended.

Pursuant to our registration rights agreement with the selling stockholders, we will use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until all of the selling stockholders’ shares of our common stock have been sold. As of the date of this proxy statement, no other offerings have been made pursuant to the Shelf Registration Statement. Our obligation to keep the Shelf Registration Statement effective is subject to specified, permitted exceptions, such as a good faith determination by our Board of Directors that the registration would materially interfere with certain activities of ours. In these cases, we may suspend offers and sales of the shares of common stock pursuant to the Shelf Registration Statement.

Other Relationships

The son of our President and Chief Executive Officer, Joseph M. Kampf, has been employed by the Company as a Corporate Development Analyst since January 2003 and received an annual salary of $64,431 in 2004.

Delisting and Deregistration of Anteon Common Stock

If the merger is completed, our common stock will no longer be traded on The New York Stock Exchange and will be deregistered under the Exchange Act.

Accounting Treatment

Anteon has been advised by General Dynamics that General Dynamics will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States.

Material United States Federal Income Tax Consequences of the Merger

General

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code”, current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and are subject to different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. For purposes of this discussion, the term “U.S. holder” means any of the following holders of our common stock:

•	a citizen or resident (as determined for U.S. federal income tax purposes) of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or entities treated as partnerships for U.S. federal income tax purposes, non-U.S. stockholders, expatriates, persons subject to the alternative minimum tax, persons who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws (e.g. estate or gift tax laws) other than those pertaining to federal income tax.

If a partnership or other flow-through entity holds our common stock, the U.S. federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. A U.S. holder that is a partner of a partnership or an owner of a different type of flow-through entity holding our common stock should consult its own tax advisor.

We urge you to consult your tax advisor to determine the particular tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws.

A U.S. holder’s receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize capital gain or loss equal to the difference between:

•	the amount of cash received in exchange for that common stock; and

•	the U.S. holder’s adjusted tax basis in that common stock.

If your holding period for the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss you recognize will be long-term capital gain or loss. Under current law, non-corporate taxpayers generally are subject to a maximum regular U.S. federal income tax rate of 15% on net long-term capital gains. The deductibility of a capital loss is subject to certain limitations under the Code. If you acquired different blocks of common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of common stock.

Information Reporting and Tax Withholding

You may be subject to information reporting on IRS Form 1099 on the cash you receive pursuant to the merger unless you are a corporation or otherwise exempt from information reporting.

Backup withholding (currently at a rate of 28%) will also apply to the amount of cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number on IRS Form W-9, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, General Dynamics or Merger Sub in connection with the merger. On January 6, 2006, Anteon and General Dynamics each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. The waiting period is scheduled to expire at 12:00 A.M. on February 6, 2006, unless extended.

Amendment to Anteon’s Rights Agreement

In connection with the signing of the merger agreement, Anteon amended its rights agreement with American Stock Transfer & Trust Company to provide that the preferred stock purchase rights issued under the rights agreement will not become exercisable nor will any holder of any preferred stock purchase right be entitled to exercise any other rights described in the agreement because of:

•	the approval, execution or delivery of the merger agreement or any amendments of the merger agreement; or

•	the consummation of the merger.

Among other things, the amendment also provides that the preferred stock purchase rights will expire immediately prior to the effective time of the merger.

Appraisal Rights

Pursuant to Section 262 of the DGCL, any Anteon stockholder who does not wish to accept the $55.50 merger consideration and who does not vote in favor of the merger proposal may demand appraisal of his or her shares of Anteon common stock and have the fair value of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Exhibit C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Anteon common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Anteon common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, Anteon believes that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Anteon’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as

Exhibit C. Any Anteon stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so, should review the following discussion and Exhibit C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

Stockholders wishing to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement and approval of the merger. Moreover, because a signed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and approval of the merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement and approval of the merger;

•	The stockholder must deliver to Anteon a written demand for appraisal before the vote on the adoption of the merger agreement and approval of the merger at the special meeting; and

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

Within 120 days after the effective time of the merger, but not thereafter, Anteon, or any Anteon stockholder who has complied with the procedures under Section 262 of the DGCL and who is entitled to appraisal rights under Section 262 of the DGCL, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Anteon is not under any obligation to file a petition seeking the appraisal of the shares of Anteon common stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement and approve the merger will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Anteon common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Anteon common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of Anteon common stock owned and that the stockholder intends to demand appraisal of his or her Anteon common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock of Anteon held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to: Curtis L. Schehr, Secretary, Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801.

If the merger agreement is adopted and the merger is approved, Anteon will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of Anteon who did not vote in favor of the adoption of the merger agreement and approval of the merger and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Anteon common stock held by all dissenting stockholders. As there is no present intention to have the surviving company file such a petition, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

Under the merger agreement, Anteon has agreed to give General Dynamics prompt notice of any demands for appraisal received by it, withdrawals of those demands and any other communications delivered to Anteon pursuant to Section 262 of the DGCL. General Dynamics will have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Anteon will not, except with the prior written consent of General Dynamics, settle, offer to settle or make any payment with respect to any demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings, and if the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Anteon common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $55.50 merger consideration. The Bear Stearns opinion is not an opinion as to fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving company a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving company and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the transaction or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the transaction in accordance with Section 262 of the DGCL.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Exhibit A to this proxy statement and is incorporated herein by reference. We encourage you to read the entire merger agreement. The merger agreement has been included to provide Anteon stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, the equity investors or their respective affiliates.

Form of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Anteon. As a result of the merger, the separate corporate existence of Merger Sub will cease and Anteon will continue as the surviving company following the merger as a wholly-owned indirect subsidiary of General Dynamics. Anteon, as the surviving company, will succeed to all the properties, rights, privileges, powers, franchises and assets, and all debts, liabilities and duties of Anteon and Merger Sub.

Effective Time of the Merger

The merger agreement provides that the merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time that we and General Dynamics specify in the certificate of merger. We will file the certificate of merger at the closing of the merger, which will take place no later than the second business day following the satisfaction or the waiver of the conditions set forth in the merger agreement or at such other time as we and General Dynamics agree in writing.

Directors and Officers

The directors and officers of Merger Sub at the effective time of the merger will be the initial directors and officers of the surviving company. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving company.

Merger Consideration

The merger agreement provides that each share of common stock of Anteon (other than shares owned by Anteon, General Dynamics or Merger Sub, or any of their respective subsidiaries, and other than dissenting shares) issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive an amount in cash equal to $55.50, without interest, less any required withholding taxes. Each share of common stock of Anteon that is owned by Anteon, General Dynamics or

Merger Sub, or any of their respective subsidiaries, will be cancelled and extinguished at the effective time of the merger and no consideration will be delivered in exchange for those shares. If appraisal rights for any of Anteon’s shares are perfected by any Anteon stockholder, those shares will be treated as described in the section entitled “The Merger—Appraisal Rights” beginning on page 30.

Payment Procedures

Prior to the effective time, General Dynamics will appoint a paying agent approved by us. No later than three business days following the effective time, General Dynamics will instruct the paying agent to mail to each stockholder a letter of transmittal and instructions explaining how to surrender stock certificates or execute an appropriate instrument of transfer of your shares of Anteon common stock in exchange for the merger consideration. Upon surrender of a certificate or appropriate instrument of transfer representing shares of Anteon common stock to the paying agent, together with a duly executed and completed letter of transmittal and all other documents required by the paying agent, each former stockholder of Anteon will be entitled to receive $55.50 in cash, without interest, for each share of Anteon common stock so surrendered.

Effect on Stock Options, Stock-Based Awards and Employee Stock Purchase Plan

The merger agreement provides that each outstanding option to acquire shares of Anteon common stock granted under the Amended and Restated Anteon International Corporation Omnibus Stock Plan will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) the excess, if any, of $55.50 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Anteon issuable upon exercise of the option (whether or not the option is vested or exercisable).

The merger agreement provides that all other stock-based awards outstanding immediately prior to the effective time of the merger (including restricted stock and performance shares or awards) will become fully vested by virtue of the merger and each holder of an award will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) $55.50 and (2) the number of shares subject to the award.

The merger agreement provides that the Anteon International Corporation Employee Stock Purchase Plan (and any offering period under the plan) is to be terminated at the effective time of the merger and no new offering period (as defined under the plan) will commence following the date of the merger agreement. Under the merger agreement, each participant in the plan will receive for any option under the plan outstanding at the effective time, in lieu of any other consideration, within five business days of the effective time, a cash payment, without interest (less any required withholding taxes) equal to the sum of (1) $55.50 multiplied by the number of whole shares of the common stock of Anteon that would have been issued upon exercise of such options had they been exercised at the effective time of the merger and the participant had purchased the maximum number of shares using the full amount of his or her “contributions” (as defined under the plan) and (2) any such “contributions” that would not have been sufficient to purchase a whole share.

Representations and Warranties

The merger agreement contains representations and warranties made by Anteon, including, but not limited to, representations and warranties relating to:

•	corporate organization, authority to conduct business and standing;

•	capitalization;

•	corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•	voting standard required for stockholder approval of the merger;

•	conflicts or violations under charter documents, contracts, instruments or laws, required consents or approvals and creation or imposition of any liens;

•	reports, proxy statements and financial statements filed with the Securities and Exchange Commission, the accuracy of the information in those documents, internal control over financial reporting, disclosure controls and procedures and required certifications with respect thereto;

•	absence of undisclosed liabilities;

•	absence of certain events and changes;

•	litigation matters and compliance with laws;

•	material contracts, government contracts and performance thereunder;

•	tax matters;

•	employee benefit matters;

•	environmental matters;

•	owned and leased real property;

•	intellectual property matters;

•	labor matters;

•	amendment of the rights agreement;

•	applicability of certain takeover laws and our satisfaction of the requirements under those laws;

•	insurance;

•	brokers’ and finders’ fees; and

•	receipt of an opinion from our financial advisor.

Many of the above representations and warranties are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any event, circumstance, condition, change, development or effect that, individually or in the aggregate, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of us and our subsidiaries taken as a whole, or on our ability to consummate the merger and perform our obligations under the merger agreement.

In determining whether a material adverse effect has occurred, none of the following are taken into account:

•	conditions affecting any of the industries in which Anteon or its subsidiaries operate generally;

•	conditions generally affecting the economy or capital markets;

•	changes in Anteon’s stock price or trading volume (although the facts or occurrences giving rise to or contributing to a change in Anteon’s stock price or trading volume may be taken into account to determine whether there has been a material adverse effect); or

•	the announcement, pendency or consummation of the merger.

The merger agreement contains representations and warranties made by General Dynamics and Merger Sub including, but not limited to, representations and warranties relating to:

•	corporate organization, authority to conduct business and standing;

•	corporate power and authority to enter into and perform their respective obligations under, and enforceability of, the merger agreement;

•	conflicts or violations under charter documents or laws, and required consents or approvals;

•	availability of funds to perform its obligations under the merger agreement, including payment of the merger consideration and amounts payable in respect of stock options and other awards;

•	information in this proxy statement supplied by General Dynamics or Merger Sub expressly for inclusion herein;

•	litigation matters; and

•	absence of brokers’ and finders’ fees.

The representations and warranties of the parties will expire at the effective time of the merger.

The merger agreement contains representations and warranties that the parties to the agreement made to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties made by Anteon are qualified by information in a confidential disclosure letter that Anteon delivered to General Dynamics in connection with signing the merger agreement. While Anteon does not believe that the disclosure letter contains non-public information that the securities laws require to be publicly disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality, material adverse effect or knowledge qualifiers, and (iii) they are modified in important part by the confidential disclosure letter. The confidential disclosure letter contains information that has been included in Anteon’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Anteon’s public disclosures.

Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time or the termination of the merger agreement, unless General Dynamics otherwise agrees in writing, Anteon and its subsidiaries will:

•	conduct their operations in accordance with their ordinary course of business consistent with past practice; and

•	use reasonable efforts to preserve intact their business organization, keep available the services of their current officers and employees, preserve the goodwill of those having business relationships with them, preserve their relationships with customers, creditors and suppliers, maintain their books, accounts and records and comply in all material respects with applicable laws.

Anteon also agreed that, until the effective time of the merger, Anteon will not, and will cause its subsidiaries not to, take any of the following actions without the prior written consent of General Dynamics (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or propose to amend its certificate of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any authorized but unissued capital stock;

•	split, combine or reclassify any shares of its capital stock, amend the terms of any outstanding securities or repurchase, redeem or acquire any shares of capital stock;

•	declare, pay or set aside any dividend or distribution other than dividends payable by a wholly-owned subsidiary of Anteon to Anteon or another wholly-owned subsidiary;

•

authorize for issuance, issue, sell or grant any capital stock or any options or other securities or rights to acquire capital stock or which are exchangeable for or convertible into capital stock other than in connection with the exercise of options outstanding on the date of the merger agreement or in connection with any offering period under the employee stock purchase plan that has commenced prior to the date of the merger agreement, or repurchase, redeem or otherwise acquire any shares of capital stock or any other securities exercisable or exchangeable for or convertible into capital stock;

•	merge or consolidate, liquidate, dissolve, recapitalize or reorganize, or create any new subsidiary;

•	sell, lease, license, pledge, encumber or otherwise dispose of any material assets or interests, except in the ordinary course of business, consistent with past practice;

•	acquire any assets other than in the ordinary course of business, consistent with past practice;

•	acquire any equity interest in any entity or any business, or enter into any joint venture, strategic alliance or other similar arrangement with another entity, other than teaming or other similar agreements entered into in the ordinary course of business, consistent with past practice;

•	incur, assume or guarantee any indebtedness (including the issuance of debt securities) other than under Anteon’s existing credit lines, intercompany indebtedness or in the ordinary course of business, consistent with past practice;

•	except as required by changes in law or GAAP, change any of Anteon’s accounting principles or practices used as of September 30, 2005 that would reasonably be expected to materially affect the assets, liabilities, or results of operation of Anteon or its subsidiaries;

•	except in the ordinary course of business, consistent with past practice, make or change any material tax election, settle or compromise any material tax liability, change in any material respect any accounting method in respect of taxes, file any amendment to a material tax return, settle any material claim or material assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	except as required under any existing agreement and other than increases in cash compensation in the ordinary course of business consistent with past practice, grant any increase in compensation, bonus, severance, pension or other benefit plan;

•	except as required by the terms of any employment-related agreement grant any severance or termination pay except to employees who are not executive officers in amounts consistent with Anteon’s policies and past practices or pursuant to certain written agreements identified in the confidential disclosure letter delivered by Anteon to General Dynamics in connection with the execution of the merger agreement;

•	make any individual capital expenditure, addition or improvement in excess of $1,000,000;

•	enter into or terminate, renew or amend in any material respect any material contract, except for terminations, renewals or amendments in the ordinary course of business, consistent with past practice;

•	waive, release or assign any material rights, claims or benefits under any material agreement;

•	enter into or submit a bid for any government contract that would limit under applicable federal regulations General Dynamics, Merger Sub or any of their respective subsidiaries from engaging in any line of business, competing with any entity or selling any product or service;

•	engage in any “reportable transaction,” including any “listed transaction” within the meaning of Section 6011 of the Internal Revenue Code of 1986 or any other applicable law;

•	waive or release any of the material rights of Anteon or its subsidiaries, taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations before due except in the ordinary course of business and consistent with past practice;

•	settle or compromise any material pending or threatened suit, action or proceeding; or

•	agree, resolve or commit to take any action described above.

Other Proposals

In the merger agreement, we have agreed to certain limitations on our ability to take action with respect to other acquisition proposals prior to the effective time of the merger. Notwithstanding these limitations, we may respond to certain proposals prior to the adoption of the merger agreement and approval of the merger by our stockholders. The merger agreement provides that:

•	the term “acquisition proposal” means any inquiry, proposal, indication of interest or offer relating to an acquisition or sale of 20% or more of Anteon’s consolidated assets or 20% or more of Anteon’s or its subsidiaries’ equity securities, a tender or exchange offer that would result in any one person or entity beneficially owning 20% or more of Anteon’s or any of its subsidiaries’ equity securities, or a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction other than the merger of Anteon and Merger Sub contemplated by the merger agreement; and

•	the term “superior proposal” means an unsolicited, bona fide, written acquisition proposal not received in violation of the following paragraph for at least a majority of Anteon’s outstanding common stock or all or substantially all of its consolidated assets which is fully financed or for which financing is reasonably likely to be available and on terms that Anteon’s board of directors determines in good faith would result in a transaction that is more favorable to Anteon’s stockholders from a financial point of view than the merger with Merger Sub and is reasonably capable of being completed according to its terms.

The merger agreement provides that, prior to the effective time, Anteon and its representatives may not:

•	solicit, initiate, facilitate or knowingly encourage the making or submission of any acquisition proposal;

•	enter into any letter of intent, agreement, arrangement or understanding with respect to any acquisition proposal, or agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Anteon to abandon, terminate or fail to consummate the merger;

•	initiate or participate in any discussions or negotiations or furnish or disclose information in furtherance of a proposal that constitutes or could lead to an acquisition proposal; or

•	facilitate any inquiries or the making or the submission of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

Prior to the adoption of the merger agreement and approval of the merger by our stockholders, Anteon is permitted to engage in discussions and negotiations with respect to an unsolicited, bona fide acquisition proposal and furnish information about itself and its subsidiaries to the party making such a proposal pursuant to a customary confidentiality agreement that is at least as restrictive on the other party as the confidentiality agreement between Anteon and General Dynamics if:

•	Anteon has not violated its obligations as described in the preceding paragraph; and

•	Anteon’s board of directors determines in good faith, after consulting with its financial advisor and outside legal counsel, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal and that failure to provide such information, or engage in such discussions or negotiations regarding the acquisition proposal would result in a breach of the fiduciary duties of Anteon’s board of directors to Anteon’s stockholders under applicable law.

In addition, the merger agreement provides that Anteon will:

•	notify General Dynamics of any acquisition proposal or any request for information or inquiry that could reasonably be expected to lead to an acquisition proposal within 48 hours of receiving such proposal or inquiry, which notification will include a copy or summary of the acquisition proposal or inquiry, including the identity of the third party making such acquisition proposal or inquiry;

•	keep General Dynamics advised on a reasonably current basis as to the status and content of any discussions or negotiations involving any acquisition proposal or inquiry and promptly make available to General Dynamics any non-public information furnished in connection with such acquisition proposal or inquiry that has not been previously provided to General Dynamics; and

•	notify General Dynamics in writing promptly after any determination by Anteon’s board of directors that an acquisition proposal is, or would reasonably be likely to result in or lead to a superior proposal.

Neither Anteon’s board of directors nor any committee thereof may withdraw, modify or change, or propose publicly to withdraw, modify or change, its recommendation regarding the merger in a manner adverse to General Dynamics, Merger Sub or the transactions contemplated by the merger agreement unless, prior to obtaining stockholder approval, Anteon’s board of directors determines in good faith, after consultation with its outside legal counsel, that failing to do so would be a breach of the fiduciary duties of Anteon’s board of directors to Anteon’s stockholders. If Anteon’s board of directors withdraws, modifies or changes, or proposes publicly to withdraw, modify or change, its recommendation in response to a superior proposal, Anteon has agreed to give General Dynamics four business days written notice of the material terms and provisions of the superior proposal and to negotiate in good faith with General Dynamics during that period to amend the merger agreement so that the acquisition proposal is no longer a superior proposal. If at the end of such four business day period, Anteon’s board of directors continues to believe in good faith, after receiving the advice of its outside legal counsel and financial advisors, that the acquisition proposal continues to be a superior proposal, and Anteon satisfies its obligations to pay any termination fee and make any expense reimbursement, then it may withdraw, modify or change its recommendation by written notice to General Dynamics and terminate the merger agreement.

Employee Benefits

The merger agreement provides that General Dynamics will, for a period beginning on the date the merger closes and ending on December 31, 2007, provide Anteon employees with compensation and other benefits that are no less favorable than the compensation and benefits provided to them immediately prior to the closing of the merger. Starting on January 1, 2007, General Dynamics may satisfy this obligation by providing compensation and benefits on substantially the same basis as are provided to similarly situated employees of General Dynamics Network Systems, Inc., an indirect, wholly-owned subsidiary of General Dynamics.

The merger agreement provides that General Dynamics will waive all limitations as to pre-existing conditions, exclusions and waiting periods under any welfare or fringe benefit plan in which Anteon employees may be eligible to participate after the closing date of the merger and will provide each Anteon employee with credit under any general leave, welfare or fringe benefit plan in which the employee becomes eligible to participate after the closing date for any co-payments and deductibles paid by such employee for the then current plan year under the corresponding plan maintained by Anteon prior to the date of closing.

The merger agreement provides that General Dynamics will honor all severance agreements in effect on the date of the merger agreement. The merger agreement also provides that General Dynamics will honor and satisfy all commitments with respect to Anteon’s annual incentive bonuses payable for 2005 in accordance with Anteon’s compensation plans in effect on the date of the agreement.

Other Covenants

The merger agreement contains a number of mutual covenants of Anteon and General Dynamics, including covenants relating to:

•	actions relating to anti-takeover statutes;

•	obtaining all necessary governmental approvals and consents;

•	preparing and filing this proxy statement, the inclusion in the proxy statement of the recommendation of Anteon’s board of directors that Anteon’s stockholders vote in favor of adoption of the merger agreement and approval of the merger and the accuracy of the information furnished to each other for inclusion in the proxy statement;

•	making public announcements in connection with the merger;

•	notifying the other party of certain events and supplementing information in the confidential disclosure letter delivered in connection with the merger agreement;

•	indemnification, exculpation, advancement of expenses and director and officer liability insurance; and

•	maintaining the confidentiality of the non-public documents furnished to each other.

Conditions to the Merger

The respective obligations of each party to complete the merger are subject to the satisfaction or written waiver of the following conditions:

•	Anteon stockholders must adopt the merger agreement and approve the merger;

•	there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement; and

•	the waiting period under the HSR Act must have expired or been terminated.

Anteon’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of General Dynamics and Merger Sub in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on General Dynamics;

•	General Dynamics and Merger Sub must have performed in all material respects all of their respective obligations and have complied in all material respects with all of their respective covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•	General Dynamics must have delivered to Anteon a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above.

General Dynamics’ and Merger Sub’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of Anteon set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Anteon;

•	Anteon must have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

•	there must have been no material adverse effect with respect to Anteon since the date of the merger agreement;

•	Anteon must have delivered to General Dynamics a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above;

•	Anteon shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code; and

•	the total number of shares for which appraisal has been duly demanded under the DGCL will not have exceeded 16% of our issued and outstanding shares at the completion of the merger (which percentage will be reduced by the amount of the dissenting shares of certain specified stockholders).

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or, under certain circumstances, after, the adoption of the merger agreement and the approval of the merger by the stockholders:

•	by mutual written consent of General Dynamics and Anteon;

•	by either General Dynamics or Anteon if the merger has not been completed by April 30, 2006 (subject to an extension by either General Dynamics or Anteon to July 31, 2006 if the applicable waiting period under the HSR Act has not expired or terminated) unless the failure to complete the merger by that date is due to the terminating party’s material breach of the merger agreement;

•	by either General Dynamics or Anteon if there are any laws that prohibit the merger, or if a final and non-appealable order, decree, ruling, judgment or injunction has been entered by a governmental authority permanently restraining or otherwise prohibiting the merger and the terminating party has made reasonable efforts to resist, resolve or remove such law, order, decree, ruling, judgment or injunction;

•	by either General Dynamics or Anteon if stockholder approval for the merger proposal is not obtained unless that failure was caused by a material breach of the merger agreement by the terminating party;

•	by either General Dynamics or Anteon if any one of the following has occurred: (i) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated by April 30, 2006 (subject to extension until July 31, 2006 as mentioned above); (ii) any governmental authority files a complaint or otherwise commences a proceeding seeking an injunction or order enjoining the consummation of the merger or restraining or prohibiting the operation of the business of General Dynamics or any of its subsidiaries after the effective time; or (iii) General Dynamics receives notice that either the United States Federal Trade Commission or the United States Department of Justice has authorized its staff to file a complaint or seek a preliminary injunction enjoining consummation of the merger; provided that in each case the terminating party has used its reasonable efforts to resist, resolve or remove the impediments to the closing of the merger;

•	by either General Dynamics or Anteon if the non-terminating party fails to satisfy its obligations relating to representations and warranties described in the “Conditions to the Merger” section beginning on page 40 or if the non-terminating party materially breaches or fails to perform any of its covenants or obligations under the merger agreement and in either case does not cure such breach, default or failure in all material respects within 20 days after receiving written notice;

•	by Anteon if prior to obtaining stockholder approval of the merger, the Anteon board of directors authorizes Anteon to enter into a definitive agreement for a superior proposal and Anteon enters into a definitive agreement immediately following the termination of the merger agreement, provided that concurrent with and as a condition to termination of the merger agreement Anteon pays the required termination fee and expense reimbursement to General Dynamics;

•	by General Dynamics if Anteon’s board of directors withdraws or adversely modifies its recommendation to approve the merger or if the board of directors fails to reconfirm its recommendation to approve the merger within 10 business days of a request to do so following notice of a public announcement of Anteon’s receipt of an acquisition proposal or any material change thereto or a public announcement of any transaction to acquire a material portion of Anteon common stock by a person or entity other than a party to the merger agreement;

•	by General Dynamics if Anteon enters into a definitive agreement with respect to any acquisition proposal or approves or recommends any acquisition proposal; or

•	by General Dynamics if Anteon fails to meet the condition to closing relating to dissenting shares as described in the “Conditions to the Merger” section above.

Termination Fees

Anteon must pay to General Dynamics a termination fee of $42,500,000 plus up to $500,000 in expenses upon certain events including if:

•	Anteon terminates the merger agreement to accept a superior proposal;

•	General Dynamics terminates the merger agreement after: (i) Anteon’s board of directors withdraws or adversely modifies its recommendation in favor of the merger agreement, (ii) Anteon’s board of directors fails to reconfirm its recommendation to approve the merger within 10 business days after a request from General Dynamics to do so under circumstances giving General Dynamics a right to terminate the merger agreement as described above, or (iii) Anteon’s board of directors approves or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal; or

•	the merger agreement is terminated because (i) the closing does not occur on or prior to April 30, 2006 (subject to extension until July 31, 2006 as described above), (ii) Anteon’s stockholders do not adopt the merger agreement, (iii) Anteon cannot satisfy its obligations relating to representations and warranties described beginning on page 40 in the “Conditions to the Merger” section or Anteon breaches any of its covenants which default or breach is not cured within 20 days after notice thereof from General Dynamics or (iv) the condition relating to dissenting shares is not satisfied and, prior to the time of termination, there exists an acquisition proposal and Anteon accepts a written offer for, or otherwise enters into an agreement to consummate, or consummates, an acquisition proposal (for these purposes, acquisition proposal has a 50% threshold instead of a 20% threshold) within one year of termination of the merger agreement.

General Dynamics will pay to Anteon a termination fee of $42,500,000 plus up to $500,000 in expenses if the merger agreement is terminated by either General Dynamics or Anteon upon the occurrence of any of the following: (i) the waiting period applicable to the consummation of the merger under the HSR Act shall not have expired or been terminated by April 30, 2006 (subject to extension until July 31, 2006, as mentioned above); (ii) any governmental authority files a complaint or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the merger or restraining or prohibiting the operation of the business of General Dynamics or any of its subsidiaries after the effective time of the merger; or (iii) General Dynamics receives notice that either the United States Federal Trade Commission or the United States Department of Justice, as the case may be, has authorized its staff to file a complaint to seek a preliminary injunction enjoining consummation of the merger.

Other Fees and Expenses

Except as described above, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment

The merger agreement may not be amended except by action taken or authorized by the board of directors of each of Anteon, General Dynamics and Merger Sub in writing, provided that after adoption of the merger agreement by our stockholders, no amendment may be made without the further approval of our stockholders if and to the extent such approval is required under applicable law or in accordance with the rules of The New York Stock Exchange.

MARKET PRICE DATA

Anteon common stock is traded on The New York Stock Exchange. The following table sets forth the high and low closing prices of shares of Anteon common stock as reported on The New York Stock Exchange (rounded to the nearest cent). Anteon did not declare or pay any dividends during the periods indicated. Pursuant to the merger agreement, until the effective time of the merger, Anteon may not declare or pay dividends without the consent of General Dynamics.

On December 13, 2005, the last full trading day prior to the date of the public announcement of the merger agreement, the closing price of Anteon common stock on The New York Stock Exchange was $40.77 per share. You are encouraged to obtain current market quotations for Anteon common stock.

	Market Prices
	High	Low
Fiscal Year Ended 2003
First Quarter	$25.85	$20.00
Second Quarter	$29.50	$21.86
Third Quarter	$35.10	$27.30
Fourth Quarter	$38.95	$30.71
Fiscal Year Ended 2004
First Quarter	$37.00	$27.01
Second Quarter	$33.62	$28.75
Third Quarter	$37.29	$28.25
Fourth Quarter	$43.16	$35.70
Fiscal Year Ended 2005
First Quarter	$42.00	$33.54
Second Quarter	$46.00	$35.99
Third Quarter	$48.22	$41.40
Fourth Quarter (through December 13, 2005)	$47.17	$40.75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 30, 2006, there were 37,248,574 shares of common stock issued and outstanding. The following table sets forth, as of January 30, 2006, information with respect to the beneficial ownership of Anteon common stock by:

•	each of the current directors and named executive officers of Anteon;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock of Anteon; and

•	all directors and executive officers of Anteon as a group.

The amounts and percentages of Anteon common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Anteon International Corporation, 3211 Jermantown Road, Fairfax, Virginia 22030-2801.

	Shares(1)
Name of Beneficial Owner	Shares	%
Azimuth Technologies, L.P. (2)(3)	1,924,538	5.2
Azimuth Tech. II LLC (2)(3)	687,823	1.8
Georgica (Azimuth Technologies), Inc. (2)(3)	2,342,041	6.3
Georgica (Azimuth Technologies), L.P. (2)(3)	2,341,592	6.3
Frederick J. Iseman (2)(3)	2,343,490	6.3
FMR Corp. (4)	2,749,100	7.4
Neuberger Berman, Inc. (5)	2,484,430	6.7
Baron Capital Group, Inc. (6)	2,630,600	7.1
Gilbert F. Decker (7)	31,030	*
Dr. Paul Kaminski (7)	37,046	*
Joseph M. Kampf (8)	781,513	2.1
Charles S. Ream (9)	3,100	*
S. Daniel Johnson (10)	12,065	*
Seymour L. Moskowitz (11)	151,451	*
Mark D. Heilman (12)	123,653	*
Robert A. Ferris (13)	200,330	*
Steven M. Lefkowitz (14)	70,439	*
William J. Perry (15)	14,000	*
General Henry Hugh Shelton, USA (ret.) (16)	14,000	*
Admiral Paul David Miller, USN (ret.) (17)	3,000	*
General Paul J. Kern, USA (ret.) (17)	3,000	*
Michael T. Smith (18)	500	*
All Directors and Executive Officers as a Group (19)	3,788,617	10.1

*	Less than 1%.
(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	By virtue of Frederick J. Iseman’s indirect control of Azimuth Technologies, L.P., Azimuth Tech. II LLC, Georgica (Azimuth Technologies), L.P. and Georgica (Azimuth Technologies), Inc., which are the investment partnerships organized by Caxton-Iseman Capital, he is deemed to beneficially own the 2,071,272 shares held by these entities. Mr. Iseman has (i) sole voting and dispositive power over 2,072,721 shares of our common stock, and (ii) shared voting and dispositive power over the 270,769 shares of our common stock held in the aggregate by Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC and may be deemed to be the beneficial owner thereof. Mr. Iseman’s address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022.
(3)	Includes 1,000, 199,330, 69,746 and 10,693 shares held by the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC, respectively. Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are parties to a stockholders agreement with Azimuth Technologies, L.P. and Azimuth Tech. II LLC with respect to the shares of our common stock held by them. Pursuant to the terms of this stockholders agreement, Mr. Ferris, the Ferris Family 1987 Trust, Mr. Lefkowitz and SML Family Investors LLC are required to vote all of their shares of common stock at the direction of Azimuth Technologies, L.P. and Azimuth Tech. II LLC, and are bound by specified transfer restrictions.
(4)	Based solely upon a Schedule 13G filed by FMR Corp. on February 14, 2005. The address for FMR Corp. provided in such Schedule 13G is 82 Devonshire Street, Boston, MA 02109.

(5)	Based solely upon a Schedule 13G filed by Neuberger Berman, Inc. on February 15, 2005. The address for Neuberger Berman, Inc. provided on such Schedule 13G is 605 Third Avenue, New York, NY 10158.
(6)	Based solely upon a Schedule 13G filed by Baron Capital Group, Inc. on February 14, 2005. The address for Baron Capital Group, Inc. provided on such Schedule 13G is 767 Fifth Avenue, New York, NY 10153.
(7)	Includes 13,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 4,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Decker’s address is 45 Glenridge Avenue, Los Gatos, California 95030. Dr. Kaminski’s address is 6691 Rutledge Drive, Fairfax, Virginia 22039.
(8)	Includes 274,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 40,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.
(9)	Excludes 60,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of January 30, 2006.
(10)	Includes 10,900 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Excludes 95,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.
(11)	Includes 57,599 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 16,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by Azimuth Technologies, L.P., of which he is a limited partner.
(12)	Includes 59,333 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 16,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Excludes shares held by CSP Associates LLC, a limited liability company of which he is a non-managing member.
(13)	Includes 199,330 shares of common stock held by the Ferris Family 1987 Trust. The address of Mr. Ferris and the Ferris Family 1987 Trust is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10022. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which the Ferris Family 1987 Trust is, respectively, a limited partner and a non-managing member. Includes 200,330 shares of common stock with respect to which Mr. Ferris shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.
(14)	Includes 10,693 shares of common stock held by SML Family Investors LLC, a limited liability company affiliated with Mr. Lefkowitz. Mr. Lefkowitz’s address is c/o Caxton-Iseman Capital, Inc., 500 Park Avenue, New York, New York 10021. Excludes shares held by Azimuth Technologies, L.P. and Azimuth Tech. II LLC of which he is, respectively, a limited partner and a non-managing member. Includes 70,439 shares with respect to which Mr. Lefkowitz shares voting and dispositive power with Azimuth Technologies, L.P., Azimuth Tech. II LLC and Mr. Iseman.
(15)	Includes 3,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 4,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Dr. Perry’s address is 320 Galvez Street, Stanford, CA 94305-6165.
(16)	Includes 13,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 4,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Gen. Shelton’s address is 11911 Freedom Drive, One Fountain Square, 10th Floor, Reston, VA 20190.
(17)	Includes 3,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 12,000 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Admiral Miller’s address is 1565 River Ridge Williamsburg, VA 23185. General Kern’s address is c/o EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165.

(18)	Includes 500 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 14,500 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date. Mr. Smith’s address is c/o Alliant Techsystems, Inc., 5050 Lincoln Drive, Edina, MN 55436.
(19)	Includes 447,832 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 30, 2006. Does not include 265,610 shares of common stock issuable pursuant to stock options that are not exercisable within 60 days of that date.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2006 only if the merger is not completed. In order to be eligible for inclusion in Anteon’s proxy materials for Anteon’s 2006 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by the Company not later than December 22, 2005. To be considered for presentation at Anteon’s annual meeting, if such a meeting is held, stockholder proposals must be received at Anteon’s executive offices no more than 90 nor less than 60 days prior to the anniversary of the 2005 annual meeting; as a result, proposals must be received between January 25, 2006 and February 24, 2006. All stockholder proposals for inclusion in Anteon’s future annual meeting proxy materials, if any, will be subject to the requirements of the proxy rules adopted under the Exchange Act, and, as with any stockholder proposal (regardless of whether it is included in Anteon’s proxy materials), Anteon’s certificate of incorporation and by-laws, and Delaware law.

OTHER MATTERS

We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Anteon and General Dynamics file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Anteon, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

Incorporation of Information by Reference

In order to disclose certain additional important information to you, we refer you to other documents filed by Anteon separately with the SEC. This information is deemed to be part of this proxy statement, except for information superseded by information included directly in, or incorporated by reference subsequent to, the date of, this proxy statement. This proxy statement incorporates by reference the documents set forth below that Anteon has previously filed with the SEC. They contain important information about Anteon and its financial condition.

SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 10, 2005;

•	Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 16, 2005;

•	Quarterly report on Form 10-Q for the fiscal quarter ended on June 30, 2005, filed on August 3, 2005;

•	Quarterly report on Form 10-Q for the fiscal quarter ended on September 30, 2005, filed on November 3, 2005; and

•	Current reports on Form 8-K filed on February 23, 2005, March 2, 2005, April 28, 2005 (other than the information furnished pursuant to Item 2.02), July 27, 2005 (other than the information furnished pursuant to Item 2.02), August 17, 2005, October 20, 2005, October 26, 2005, December 14, 2005, December 15, 2005, January 20, 2006 and January 25, 2006.

In addition, we are also incorporating by reference additional documents that we may file with the SEC under the Exchange Act between the date of this proxy statement and the date of the special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You have been sent some of the documents incorporated by reference, but you can obtain any of them through Anteon or the SEC. A copy of any and all of the information that has been incorporated by reference is available from Anteon, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

ANTEON INTERNATIONAL CORPORATION

3211 Jermantown Road

Fairfax, Virginia 22030-2801

(703) 246-0200

Attention: Curtis L. Schehr, Secretary

If you would like to request documents from us, please do so immediately to receive them before the special meeting.

You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

February 1, 2006

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

dated

December 13, 2005

by and among

ANTEON INTERNATIONAL CORPORATION,

GENERAL DYNAMICS CORPORATION

and

AVENGER ACQUISITION CORPORATION

i

EXHIBITS

Exhibit A—Surviving Corporation Certificate of Incorporation

Exhibit B—Surviving Corporation Bylaws

Exhibit C—Form of Amendment to Rights Agreement

TABLE OF DEFINED TERMS

Acquisition Proposal	Section 5.7(g)
Affiliate	Section 3.10(g)
Agreement	Preamble
Agreement Date	Preamble
Anti-Bribery Laws	Section 3.9(d)
Antitrust Laws	Section 3.5
Bear Stearns	Section 3.20
Bear Stearns Engagement Letter	Section 3.20
Certificate	Section 2.1
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.8
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Expense Reimbursement	Section 7.3(b)
Company Material Adverse Effect	Section 3.1(b)
Company Material Agreements	Section 3.10(a)
Company Options	Section 1.8(a)
Company Plans	Section 3.12(a)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.5(a)
Company Representatives	Section 5.7(a)
Company SEC Documents	Section 3.6(a)
Company Stock-Based Award	Section 1.8(e)
Company Stock Plans	Section 1.8(a)
Company Stockholders	Section 3.21
Company Stockholders Approval	Section 3.4
Company Stockholders Meeting	Section 5.5(a)
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 5.7(b)
Constituent Corporations	Section 1.1
Continuing Employee	Section 5.12(a)
Delaware Act	Section 1.1
Dissenting Share Limit	Section 6.3(f)
Dissenting Shares	Section 2.5(a)
Effective Time	Section 1.3
Employee Pension Benefit Plan	Section 3.12(a)
Employee Welfare Benefit Plan	Section 3.12(a)
Environmental Laws	Section 3.13(b)
ERISA	Section 3.12(a)

Exchange Act	Section 1.8(a)
Expense Reimbursements	Section 7.4(b)
Export Control Laws	Section 3.9(c)
Filed SEC Documents	ARTICLE III
Financial Statements	Section 3.6(b)
GAAP	Section 3.6(b)
GDNS	Section 5.12(a)
Government Contract	Section 3.10(c)
Governmental Authority	Section 3.5
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.5
Inactive Subsidiaries	Section 3.1(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 3.15(d)
Laws	Section 3.9(b)
Leased Real Property	Section 3.14(b)
Leases	Section 3.14(b)
Liens	Section 3.2(e)
Material Adverse Effect	Section 3.1(b)
Merger	Section 1.1
Merger Consideration	Section 1.7(a)
Merger Subsidiary	Preamble
Option Consideration	Section 1.8(b)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1
Parent Expense Reimbursement	Section 7.3(e)
Parent Termination Fee	Section 7.3(e)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Person	Section 3.1(b)
Proxy Statement	Section 5.5(a)
Rights	Section 3.2(a)
Rights Agreement	Section 3.2(a)
SEC	ARTICLE III
Securities Act	Section 3.6(a)
Share	Section 1.7(a)
SOXA	Section 3.6(a)
Specified Stockholders	Section 6.3(f)
Stock-Based Payment	Section 1.8(e)
Stock Purchase Plan	Section 1.9
Subsidiary	Section 1.7(b)
Superior Proposal	Section 5.7(h)
Surviving Corporation	Section 1.1
Tax	Section 3.11(c)
Tax Returns	Section 3.11(a)
Taxes	Section 3.11(c)
Termination Fees	Section 7.4(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 13, 2005 (the “Agreement Date”), by and among ANTEON INTERNATIONAL CORPORATION, a Delaware corporation (the “Company”), GENERAL DYNAMICS CORPORATION, a Delaware corporation (the “Parent”), and AVENGER ACQUISITION CORPORATION, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (the “Merger Subsidiary”).

BACKGROUND

WHEREAS, the Board of Directors of each of the Parent, the Merger Subsidiary and the Company deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of the Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein, and have unanimously adopted resolutions adopting, approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated herein.

WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined below) in the manner set forth herein, and the Company shall become an indirect wholly-owned subsidiary of the Parent.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the provisions of the General Corporation Law of the State of Delaware (the “Delaware Act”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Merger Subsidiary shall cease. As a result of the Merger, the Surviving Corporation shall become an indirect, wholly-owned subsidiary of the Parent. The Company and the Merger Subsidiary are sometimes referred to collectively as the “Constituent Corporations.”

Section 1.2 The Closing. Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date no later than the second business day following satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the Washington, D.C. offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, unless another date, time or place is agreed to in writing by the parties.

Section 1.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, at the Closing (or at such other time as the parties may agree) the Company shall execute and file with the Delaware Secretary of State an appropriate certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the Delaware Act and make all other filings or recordings required by the Delaware Act in connection with the Merger. The Merger shall be consummated upon the filing of the Certificate of Merger with the Delaware Secretary of State or such later time as is agreed upon by the parties and specified in such Certificate of Merger. The time the Merger becomes effective in accordance with the Delaware Act is referred to in this Agreement as the “Effective Time.”

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation shall succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations shall become debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Organizational Documents. At the Effective Time, and without any further action on the part of the Constituent Corporations, the certificate of incorporation and bylaws of the Company shall be amended in their entirety to read as set forth on Exhibits A and B respectively, and thereby shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Delaware Act.

Section 1.6 Directors and Officers. The directors and the officers of the Merger Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.7 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent or the Merger Subsidiary or their respective stockholders:

(a) each share of Company Common Stock together with the associated Rights, if any, (each share of Company Common Stock together with the associated Rights, if any, is hereinafter referred to as a “Share” and collectively, the “Shares”), other than shares to be canceled in accordance with subsection (b) below and any Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $55.50 in cash, without interest, (the “Merger Consideration”) payable to the holder thereof upon surrender of the Certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with Section 2.2;

(b) each Share owned immediately prior to the Effective Time by the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, including any such Shares held as treasury stock of the Company, shall be canceled and extinguished and no consideration shall be delivered in exchange therefor. For purposes of this section, Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, shall not be deemed to be held by the Company, the Parent, the Merger Subsidiary or any such Subsidiary, regardless of whether the Company, the Parent, the Merger Subsidiary or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person fifty percent (50%) or more of the outstanding voting ownership securities of which (or if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) are owned, directly or indirectly, by such first Person; and

(c) each share of common stock, par value $1.00 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) The holders of Dissenting Shares, if any, shall be entitled to such rights as provided for in Section 2.5.

Section 1.8 Company Options and Equity-Based Awards.

(a) As soon as reasonably practicable following the Agreement Date, the Company shall take such action as shall be required: (i) to cause the vesting of any outstanding but unvested options to purchase shares of Company Common Stock (the “Company Options”) granted pursuant to the Amended and Restated Anteon International Corporation Omnibus Stock Plan (or any other stock option plan, program, agreement or arrangement of the Company and its Subsidiaries (collectively, the “Company Stock Plans”)) to be accelerated in full, effective immediately prior to the Effective Time; (ii) to effectuate the cancellation, as of the Effective Time, of all Company Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Options); (iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 1.8, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Parent, the Surviving Corporation or any other Person; and (iv) to cause the transactions contemplated by this section to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(b) Each holder of a Company Option shall receive from the Surviving Corporation, in respect and in consideration of each Company Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five business days after the Effective Time), an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Option, multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”).

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter describing the treatment of and payment for such Company Options pursuant to this Section 1.8 and providing instructions for use in obtaining payment for such Company Options. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options pursuant to this Section 1.8.

(d) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled. At and after the Effective Time, no Person shall have any right under the Company Options, the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amount payable under this Section 1.8.

(e) Each right of any kind other than Company Options, whether vested or unvested, contingent or accrued, to acquire or receive Company Common Stock or to receive benefits measured by the value of a number of shares of Company Common Stock, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Company Stock Plans (including restricted stock and performance shares or awards) (each, a “Company Stock-Based Award”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall fully vest (at the maximum level of possible payout, if applicable) by virtue of the Merger and without any action on the part of the holder thereof, and the holder thereof shall receive from the Surviving Corporation (and the Parent shall cause the Surviving Corporation to pay) within five (5) business days after the Effective Time a cash payment with respect thereto equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company Stock-Based Award (the “Stock-Based Payment”).

(f) No additional Company Options, Company Stock-Based Awards or other equity-based awards or other rights to acquire Company Common Stock shall be granted pursuant to the Company Stock Plans or otherwise after the Agreement Date.

(g) The Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required or appropriate such that, upon the Effective Time, each Company Option and Company Stock Plan is treated in accordance with this Section 1.8.

Section 1.9 Employee Stock Purchase Plan. The Board of Directors of the Company shall adopt such resolutions or take such other actions with respect to the Anteon International Corporation Employee Stock

Purchase Plan, dated as of April 11, 2004 (the “Stock Purchase Plan”), as may be required or appropriate to provide that (i) no “Offering Period” (as defined in the Stock Purchase Plan) shall commence following the Agreement Date and (ii) the Stock Purchase Plan (and, subject to subparagraph (i), any Offering Period thereunder) shall terminate, effective as of the Effective Time, and each outstanding option, if any, for the Offering Period that terminates at the Effective Time shall be canceled and each participant in the Stock Purchase Plan for that Offering Period shall be entitled to receive, within five (5) business days following the Effective Time, in lieu of any other amounts otherwise payable to such participant under the Stock Purchase Plan with respect to such participant’s options, an amount in cash equal to the sum of (a) (x) the Merger Consideration multiplied by (y) the number of whole shares of Company Common Stock that would have been issuable upon exercise of such options had they been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto at the applicable “Purchase Price” (as defined in the Stock Purchase Plan) and using the full amount of his or her “contributions” (as defined in the Stock Purchase Plan) to the Stock Purchase Plan for that Offering Period sufficient to purchase whole shares and (b) the amount of any such “contributions” that would not have been sufficient to purchase a whole share.

Section 1.10 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

ARTICLE II

PAYMENT

Section 2.1 Surrender of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented an outstanding Share (a “Certificate”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, the Merger Consideration into which the Shares formerly evidenced by such Certificate were converted into the right to receive pursuant to the Merger. No interest shall be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

Section 2.2 Paying Agent; Certificate Surrender Procedures.

(a) Prior to the Effective Time, the Parent shall designate (with the approval of the Company, not to be unreasonably withheld), or shall cause to be designated, a bank or trust company based in the United States, to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”).

(b) Immediately prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient to provide all funds necessary for the Paying Agent to make prompt payment of the aggregate Merger Consideration payable pursuant to Section 1.7 (the “Payment Fund”). For purposes of determining the amount of Merger Consideration to be so deposited, the Parent and the Merger Subsidiary shall assume that no holder of Company Common Stock shall perfect any right to appraisal of his, her or its Company Common Stock. Pending payment of such funds to the holders of Certificates, the Payment Fund shall be held and may be invested by the Paying Agent pursuant to the terms of the agreement entered into between the Parent and the Paying Agent (which such agreement shall be reasonably acceptable to the Company). The Parent shall replenish the Payment Fund to the extent of any investment losses any monies lost through any investment made pursuant to this subsection (b).

(c) As soon as reasonably practicable, and in any event not later than three (3) business days, after the Effective Time, the Parent shall instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Paying Agent of a Certificate together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder shall be entitled to receive promptly in exchange therefor the Merger Consideration into which the Shares formerly represented by such Certificates so surrendered have been converted into the right to receive in accordance with the provisions of this Agreement and the Certificates so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until so surrendered, each outstanding Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration without interest thereon, into which the Shares represented by such Certificate have been converted into the right to receive in accordance with the provisions of this Agreement.

Section 2.3 Transfer Books. The stock transfer books of the Company shall be closed at the Effective Time, and no transfer of any shares of Company Common Stock shall thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any shares of Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Company Common Stock has been converted into the right to receive in the Merger shall be paid to the transferee in accordance with the provisions of Section 2.2 only if the Certificate is surrendered as provided in Section 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

Section 2.4 Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed one hundred eighty (180) days after the Effective Time shall be delivered to the Parent upon demand, and each holder of Company Common Stock as of the Effective Time who has not previously surrendered Certificates in accordance with the provisions of this Article II shall thereafter look only to the Parent (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or affidavits of loss in lieu thereof, without any interest thereon.

Section 2.5 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the Delaware Act regarding appraisal for such shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him, her or it in accordance with Section 262 of the Delaware Act, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case such Company Common Stock shall be deemed to have converted into and represent, as of the Effective Time, only the right to receive the Merger Consideration without interest thereon, upon surrender of the Certificate or Certificates or affidavits of loss in lieu thereof.

(b) The Company shall give the Parent prompt written notice of any and all demands for appraisal rights, withdrawal of such demands and any other communications delivered to the Company pursuant to Section 262 of the Delaware Act, and the Company shall give the Parent the opportunity, to the extent permitted by applicable Law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment with respect to any demand for appraisal rights and shall not settle or offer to settle any such demand.

Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Parent) of that fact by the Person making such a claim, and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against or with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of each Share represented by such lost, stolen or destroyed Certificate.

Section 2.7 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates shall cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Parent shall be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Company Common Stock evidenced by such Certificate has been converted pursuant to the Merger.

Section 2.8 Withholding. Each of the Parent, the Merger Subsidiary, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration and/or Stock-Based Payment otherwise payable to any former holder of Company Common Stock, Company Options and Company Stock-Based Awards, or pursuant to Sections 1.8 and 1.9, all amounts required to be deducted or withheld therefrom by the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Parent or the Surviving Corporation. All payments to any Governmental Authority required to be made in connection with the withholding Taxes as described in this Section 2.8 shall be paid to the relevant Governmental Authority through the withholding tax payment systems of the Surviving Corporation.

Section 2.9 Escheat. Neither the Parent, the Merger Subsidiary nor the Company shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) with respect to Sections 3.7 through 3.16 and Section 3.19, as disclosed in the reports, schedules, forms, statements and other documents (including exhibits) filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and publicly available during the period beginning on January 1, 2004 and ending as of end of the business day prior to the Agreement Date (collectively, the “Filed SEC Documents”) or (ii) as disclosed in the letter dated the Agreement Date from the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to the Parent and the Merger Subsidiary that:

Section 3.1 Corporate Existence and Power.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent or its counsel, true, correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (other than Subsidiaries of the Company identified as being inactive in Section 3.1(a) of the Company Disclosure Letter (the “Inactive Subsidiaries”)), in each case as amended and in effect on the Agreement Date. Neither the Company nor any of its Subsidiaries (other than the Inactive Subsidiaries) is in material violation of any of the provisions of its charter or bylaws or equivalent organizational documents. Since January 1, 2005, none of the Inactive Subsidiaries has engaged in any material business activities.

(b) For purposes of this Agreement, “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and “Material Adverse Effect” means any event, circumstance, condition, change, development or effect that, individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of a Person and its Subsidiaries taken as a whole, or the ability of a Person to consummate the Merger and to perform its obligations under this Agreement; provided that, none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (i) conditions affecting any of the industries in which such entity operates generally, (ii) conditions generally affecting the economy or capital markets, (iii) changes in the Person’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been a Material Adverse Effect), or (iv) the announcement, pendency or consummation of the Merger. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including any Governmental Authority.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of One Hundred Seventy Five Million (175,000,000) shares of Company Common Stock, and Fifteen Million (15,000,0000) shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which One Hundred Thousand (100,000) shares of which Company Preferred Stock have been designated as Series A Preferred Stock and have been reserved for issuance in connection with the rights (the “Rights”) issued pursuant to the Rights Agreement dated as of March 15, 2002 (the “Rights Agreement”) between the Company and American Stock Transfer and Trust Company as the rights agent. As of the close of business on December 9, 2005, 37,224,574 shares of Company Common Stock were issued and outstanding, no shares were held by the Company as treasury shares and 1,962,783 shares were reserved for issuance pursuant to the Company Stock Plans, and no shares of Company Preferred Stock have been issued or are outstanding or held by the Company as treasury shares. All of the issued and outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options or pursuant to the Stock Purchase Plan shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, the Company’s certificate of incorporation or bylaws or any contract or commitment to which the Company is a party or otherwise bound and (ii) issued in material compliance with all applicable Laws, including federal and state securities Laws and all requirements set forth in applicable contracts governing the issuance of such Company Options. The Company has granted no Company Options outside of the Company Stock Plans.

(b) There are no outstanding or authorized options, calls, warrants, subscription rights, convertible securities, conversion rights, exchange rights or other contracts, agreements or commitments that could require the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interest in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests. As of the Agreement Date, the Company Disclosure Letter sets forth a list of all outstanding Company Options and any other awards, as well as the respective exercise prices, dates of grant and vesting schedules thereof. Except as set forth in Article I, the Company is not party to or bound by any obligation to accelerate the vesting of any Company Options.

(c) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has knowledge of, any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

(d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the Agreement Date.

(e) Other than with respect to the Subsidiaries listed on Section 3.2(e) of the Company Disclosure Letter, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person. All of the outstanding shares of capital stock of the Company’s Subsidiaries that are owned by the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, such Subsidiary’s certificate of incorporation or bylaws (or the equivalent thereof) or any contract or commitment to which such Subsidiary is a party or otherwise bound, and (ii) issued in material compliance with all applicable Laws, including federal and state securities laws, and are owned by the Company or one of its Subsidiaries, free and clear of any and all liens, encumbrances, security interests, charges, pledges or other claims (“Liens”).

(f) As of the Agreement Date, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(g) The Company Common Stock is traded on the New York Stock Exchange. No other securities of the Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

Section 3.3 Authorization of Transaction.

(a) The Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, and, subject to obtaining the Company Stockholders Approval, to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and the Merger Subsidiary, constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) In connection with its adoption of the resolutions of the Board of Directors of the Company described in the Preamble to this Agreement, the Board of Directors of the Company received the opinion of Bear Stearns referenced in Section 3.21.

Section 3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholders Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the transactions contemplated hereby.

Section 3.5 Noncontravention; Approvals. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable competition, merger control, antitrust or similar laws or regulations (collectively with the HSR Act, the “Antitrust Laws”), (c) the Company Stockholders Approval and the filing of the Certificate of Merger pursuant to the Delaware Act, and any similar certificates or filings to be made pursuant to the corporation laws of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries, (ii) result in a violation or breach of, be in conflict with, or constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Agreement, (iii) violate any Laws applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government with appropriate jurisdiction over the Company, any of its Subsidiaries or their respective properties or assets, whether federal, state or local, domestic or foreign (each a “Governmental Authority”) or (v) result in the creation or imposition of any Lien on any of the property or assets of the Company or any of its Subsidiaries; except in the case of clauses (ii), (iii), (iv), and (v) for such violations, breaches, defaults or Liens that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Company Filings; Information in the Proxy Statement.

(a) The Company has filed on a timely basis all proxy statements, reports, schedules, forms, statements and other documents (including exhibits thereto), and all amendments thereto, required to be filed by it with the SEC since January 1, 2004 (collectively, together with the information incorporated by reference therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of its filing date (or if amended or superceded by a filing prior to the Agreement Date, then as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), the Exchange Act or the Sarbanes Oxley Act of 2002 (“SOXA”) (as the case may be) and the applicable rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any statements, reports, schedules, forms or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments. Except as reflected in the Financial Statements as of September 30, 2005 or otherwise disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). As of the Agreement Date, the Company has not had any material dispute with KPMG, LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in a passed adjustment. The Company has not had any material dispute with KPMG, LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the Financial Statements.

(c) Without limiting the generality of the foregoing, KPMG, LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

(d) As of the Agreement Date, to the knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(e) As required by Rule 13a-15 of the Exchange Act, the Company has established and maintains (i) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and its preparation of financial statements for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are designed to ensure that all material information required to be disclosed by the Company in the Company SEC Documents is accumulated and communicated to the Company’s and its Subsidiaries’ management, as appropriate to allow timely decisions regarding required disclosure. Each Company SEC Document that was required to be accompanied by the certifications required of the Company’s principal executive officer and principal financial officer pursuant to Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder was accompanied by such certification and, as the time of filing or submission of each such certification, to the knowledge of the Company’s principal executive officer and principal financial officer, such certification was true and accurate and complied with SOXA and the rules and regulations promulgated thereunder as of the date filed.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except for (a) liabilities and obligations accrued or reserved in the Financial Statements as of September 30, 2005 or otherwise disclosed in the Filed SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since September 30, 2005, (c) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (d) liabilities and obligations which have been discharged or paid prior to the Agreement Date, and (e) liabilities and obligations disclosed in any section of the Company Disclosure Letter.

Section 3.8 Absence of Company Material Adverse Effect. Since September 30, 2005, (i) to the Agreement Date, there has not been a Company Material Adverse Effect, nor does there exist or has there occurred any event, change, circumstance, condition, development or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action prohibited by, or that would be in violation of, Section 5.3.

Section 3.9 Litigation and Legal Compliance.

(a) There are no claims, actions, suits or proceedings pending, or to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge there is no investigation pending or threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, there are no material judicial or administrative actions or proceedings pending, or to the Company’s knowledge, threatened, and to the Company’s knowledge there are no investigations pending or threatened by or against the Company, that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

(b) Except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with each applicable federal, state, local and foreign law, statute, rule, regulation, ordinance, code, license, permit, order, legal doctrine, writ, injunction, judgment, decree, requirement or agreement with any Governmental Authority (including common law or the interpretation thereof) (collectively the “Laws”) to which the Company, any of its Subsidiaries, or any of their respective assets or properties may be subject. The Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Authorities, required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”), except any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication during the past twelve (12) months that alleges that the Company or its Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws, except any failure to be in compliance or liability that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”), except any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws, except any written communication received more than twenty-four (24) months prior to the Agreement Date that did not result in an inquiry or investigation that to the Company’s knowledge is currently pending.

Section 3.10 Contract Matters.

(a) Section 3.10 of the Company Disclosure Letter lists each of the Company Material Agreements (as defined below) that as of the Agreement Date are in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets, other than those contracts or agreements that have been filed as exhibits to the Filed SEC Documents. “Company Material Agreements” means (i) any credit agreement, note, bond, guarantee, mortgage, indenture, lease (excluding leases covered by Section 3.14(b) or not required to be scheduled pursuant to that section because such lease is not material), or other instrument or obligation pursuant to which any “indebtedness” (as defined below) of the Company or any of its Subsidiaries is outstanding or may be incurred; (ii) any agreement, contract or binding commitment which was or was required to be filed as an exhibit to the Company SEC Documents; and (iii) any (A) collective bargaining agreement; (B) employment agreement contract or binding commitment providing for annual compensation or payments in excess of $200,000 in the current or any future year; (C) agreement, contract or commitment of indemnification or guaranty not entered into in the ordinary course of business providing for indemnification which would reasonably be expected to exceed $1,000,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount; (D) agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any contract clause, mitigation plan, or other limitation with respect to “Organizational Conflicts of Interest,” as that term is used in Federal Acquisition Regulation Subpart 9.5); (E) agreement, contract or binding commitment that shall result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company or any of its Subsidiaries any severance, termination, “golden parachute,” or other similar payments to any employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (F) agreement, contract or binding commitment by the Company or any of its Subsidiaries entered into since January 1, 2004 or that has material obligations that are to be performed subsequent to the Agreement Date, relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any Subsidiary or other Person; (G) material agreements, contracts or binding commitments regarding the development, ownership or use of Intellectual Property (including material licenses to or from third parties but other than commercial off-the-shelf software, as that term is commonly understood); (H) material partnership, joint venture or similar agreement or arrangement; (I) any contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; or (J) other agreement, contract or binding commitment which is material to the operation, or which is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses. For purposes of this section, “indebtedness” shall mean, with respect to any Person, without duplication, (1) all obligations of such Person for borrowed money, (2) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (3) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business or to support workers’ compensation insurance obligations or performance obligations under contracts entered into in the ordinary course) and (4) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases; provided that, any obligations between or among the Company and its wholly-owned Subsidiaries shall not be considered to be “indebtedness” hereunder.

(b) Each Company Material Agreement and each Government Contract (as defined below) is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and to the Company’s knowledge each other party thereto, and is, and following consummation of the transactions contemplated by this Agreement shall remain, in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), except where any failure to be valid, binding and enforceable and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no defaults or breaches under any Company Material Agreement by the Company or any of its Subsidiaries, or to its knowledge any other party thereto, except those defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each contract, agreement, bid or proposal between the Company or any of its Subsidiaries and any (i) Governmental Authority, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a contract between such third party and any domestic or foreign government or Governmental Authority (each a “Government Contract”), to the knowledge of the Company,

(A) the Company and each of its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company and each of its Subsidiaries have complied in all material respects with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the “Cost Accounting Standards” disclosure statement of the Company or such Subsidiary; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and its Subsidiaries have complied with all such representations and certifications; (D) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing or orally, that the Company or any of its Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (F) other than in the ordinary course of business, no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company or any of its Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, withholding, cost, investigation, disallowance or payment that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s knowledge, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, employees, consultants or agents is or since January 1, 2004 has been under (i) any civil or criminal investigation or indictment by any Governmental Authority or under investigation by the Company or any of its Subsidiaries or (ii) material administrative investigation or material audit by any Governmental Authority, in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

(e) There exist (i) no material outstanding claims against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) no material disputes between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any interest in any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) Since January 1, 2004, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company’s knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees which would reasonably be expected to have a Company Material Adverse Effect.

(g) To the Company’s knowledge, the assets of the Company and its Subsidiaries do not include any material receivable or other obligation or commitment from an Affiliate, and the liabilities of the Company and its Subsidiaries do not include any material payable or other obligation or commitment to any Affiliate. For purposes of this Agreement, “Affiliate” will mean any Person that (i) owns 5% or more of the voting securities of the Company or any of its Subsidiaries, (ii) is a director, executive or officer employed by the Company or any of its Subsidiaries, or (iii) directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries.

Section 3.11 Tax Matters.

(a) The Company and each of its Subsidiaries have (i) timely filed with the appropriate Governmental Authorities every material return, report or other document or information (including any election, declaration, disclosure, schedule, estimate or information return) required to be supplied to a taxing authority or agent thereof in connection with Taxes (“Tax Returns”) required to be filed for all periods ending on or prior to the Effective Time, and for which a tax return is required by applicable Law to be filed on or prior to such Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (ii) timely paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to November 30, 2005 and (iii) timely withheld and paid all Taxes required by applicable Laws to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports as of and for the period ended September 30, 2005 are adequate to cover all Taxes of the Company and its Subsidiaries for all periods ending at and prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns filed for 2002, 2003 and 2004, and any amended federal income Tax Returns filed within the three-year period ending on the Agreement Date, and all state, local and foreign income Tax Returns filed for 2004. The Company and its Subsidiaries have each disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

(b) Neither the Company nor any of its Subsidiaries: (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect; (ii) has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed (and no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries), (iii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) is a party to any agreement providing for the allocation or sharing of Taxes with any person that is not, directly or indirectly, a wholly owned Subsidiary of the Company; (v) for taxable years after 2001, has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Code Section 6011 or any similar provision of state, local or foreign Law; (vi) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 made prior to the Closing Date, (B) any intercompany transaction, (C) an installment sale or open transaction disposition made on or prior to the Closing Date, or (D) a prepaid amount received on or prior to the Closing Date (or under any provision of Law of any jurisdiction with similar consequences as any of (vi)(A) through (vi)(D) above); (vii) is a party to any material agreement, contract, arrangement or plan (A) pursuant to which any one of them is required to make a compensatory payment to any individual more than two and one-half (2 1/2) months after December 31, 2005 for services performed as an employee in 2005 or sooner, (B) that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G, or any amount that would not be fully deductible as a result of Code Section 162(m), or (C) pursuant to which it is bound to compensate any Person for excise or other additional Taxes paid pursuant to Code Sections 409A or 4999 or any similar provision of state, local or foreign Law. There are no unresolved issues of law or fact which, to the knowledge of the Company, arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

(c) For purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other like charges imposed by the United States or any other Governmental Authority (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto), whether disputed or not, including (A) taxes or other charges on or with respect to income, estimated income, franchise, escheat, windfall or other profits, gross receipts, real or personal property, sales, use, capital gains, capital stock or shares, premium, payroll, employment, social security (or similar), workers’ compensation, occupation, unemployment compensation, disability, environmental (including taxes under Code Section 59A), alternative or add-on minimum, estimated or net worth; (B) taxes or other charges in the nature of excise, withholding, ad valorem, license, registration, stamp, transfer, value added, or gains taxes; and (C) customs duties, tariffs, import and export taxes and similar charges; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person.

(d) Excluded from this Section 3.11 are any Taxes, tax returns or other matters pertaining to Taxes of the Company or its Subsidiaries which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Employee Benefit Matters.

(a) Each plan, program, agreement or arrangement of the Company or any of its Subsidiaries constituting (i) an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) is referred to herein as an “Employee Welfare Benefit Plan” and (ii) a pension benefit plan as defined in Section 3(2) of ERISA is referred to herein as an “Employee Pension Benefit Plan.” The Employee Welfare Benefit Plans, Employee Pension Benefit Plans and each other employee benefit plan, agreement, program or arrangement or employment practice maintained by the Company or any of its Subsidiaries with respect to any of its current or former employees or to which the Company or any of its Subsidiaries contributes or is required to contribute with respect to any of its current or former employees are collectively referred to herein as the “Company Plans.” With respect to each Company Plan:

(i) such Company Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent in all respects with its written terms and complies in form and operation with the applicable requirements of ERISA and the Code and other applicable Laws, except for failures of administration or compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan, except for failures of filing or distribution that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(iii) The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B have been met with respect to each such Company Plan which is an Employee Welfare Benefit Plan, except for failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(iv) all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Company Plan have been timely made and properly provided for in the Financial Statements contained in the most recent Company SEC Documents, except for failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(v) each such Company Plan which is an Employee Pension Benefit Plan intended to be a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter;

(vi) the Company shall continue to make available to the Parent, upon its request, correct and complete copies of the plan documents and most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan;

(vii) all Company Plans are by their terms able to be amended or terminated by the Company; and

(viii) the Company has never been, nor is it a party to, or otherwise bound by any advance agreement or similar arrangement with any Governmental Authority, relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Company Plan.

(b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section 4975) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Company’s knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company’s knowledge, threatened, but excluding, from each of the foregoing, events or circumstances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) No Company Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA. Neither the Company nor any of its Subsidiaries contributes to, or has ever been obligated to contribute to, a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA).

(d) Neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for currently retired or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

(e) No Company Plan contains any provision that would prohibit the consummation of the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).

Section 3.13 Environmental Matters.

(a) (i) The Company and its Subsidiaries are and have since January 1, 2004, been in compliance with all applicable Environmental Laws and have all permits, licenses and authorizations required by such Environmental Laws necessary for the operation of their businesses as presently conducted; (ii) there is no order, claim, action, proceeding or demand for information pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries pursuant to Environmental Laws; (iii) the Company is not otherwise subject to any liability under Environmental Laws including any liability arising out of the release or disposal of hazardous, toxic, dangerous or regulated substances into the environment; and (iv) the Company and its Subsidiaries have not received any notice, demand letter or request for information from any Governmental Authority or third party, which has not heretofore been resolved with such Governmental Authority or third party, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Laws; provided, however, that no representation or warranty is made in the foregoing clauses (i), (ii), (iii) and (iv) with respect to matters that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) For purposes of this Agreement, “Environmental Laws” means any Federal, state, local or foreign Laws relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling production, release or disposal of, Hazardous Substances, in each case as amended. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. § 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Hazardous Material Transportation Act, 49 Ap. U.S.C.A. § 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, and comparable state and local Laws.

(c) For purposes of this Agreement, “Hazardous Substance” means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Laws. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Laws including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

Section 3.14 Real Estate.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth the address of all material real property owned by the Company or its Subsidiaries as of the Agreement Date (the “Owned Real Property”). The Company or one of its Subsidiaries, as applicable, holds valid, fee simple title to the Owned Real Property, except for Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth the address of all material real property in which Company or any Subsidiary of Company holds a leasehold or subleasehold estate as of the Agreement Date (the “Leased Real Property”); the leases or subleases for such Leased Real Property being referred to as the “Leases”). The Company or a Subsidiary, as applicable, holds a valid leasehold interest in all Leased Real Property, except where the failure to hold such valid leasehold interests, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) Other than options, rights of first refusal or other similar arrangements in favor of the Company and its Subsidiaries under the Leases, neither the Company nor any of its Subsidiaries has entered into any material contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operations of the Owned Real Property or the Leased Real Property.

Section 3.15 Intellectual Property Matters.

(a) To the Company’s knowledge, the Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property that is material to their business or operations as presently conducted. The Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any Liens or restrictions or limitations regarding ownership, use, license or disclosure (including any “rights in data” claims of the U.S. Government), other than pursuant to a written agreement set forth in Section 3.15 of the Company Disclosure Letter, or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except with respect to infringement, misappropriation or other unauthorized use that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge: (i) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise making unauthorized use of any third-party’s Intellectual Property, and no claims regarding the foregoing are pending or threatened; and (ii) no third-party is infringing, misappropriating or otherwise making unauthorized use of the Company’s or any of its Subsidiaries’ Intellectual Property.

(c) To the Company’s knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Governmental Authority is currently, nor since January 1, 2004 has been, entitled to claim any rights (including license rights) in: (i) any “Technical Data” (as defined below) included in or related to any Intellectual Property owned by the Company or any of its Subsidiaries, other than “Limited Rights” (as defined below); (ii) any “Computer Software” (as defined below) included in the Intellectual Property owned by the Company or any of its Subsidiaries, other than “Restricted Rights” (as defined below); (iii) any patents or patentable invention included in the Intellectual Property owned by the Company or any of its Subsidiaries; or (iv) any copyright included in the Intellectual Property owned by the Company or any of its Subsidiaries.

(d) The term “Intellectual Property” as used in this Agreement means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; (iii) copyrights; (iv) registrations for and applications to register any of the foregoing; (v) computer software; (vi) trade secrets, confidential information and know-how; and (vii) any other intellectual property rights.

(e) The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.

Section 3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization. There are no disputes or controversies pending or, to the Company’s knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, as of the Agreement Date, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. To the Company’s knowledge, as of the Agreement Date, there are no current Department of Labor, Office of Federal Contract Compliance Programs or Equal Employment Opportunity Commission audits pending with respect to the Company or any of its Subsidiaries except for audits arising in the ordinary course of business or that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material liabilities or obligations relating to any individual’s current or former employment with the Company or its Subsidiaries or related entities arising in connection with any violation of any Laws.

Section 3.17 Amendment to the Rights Agreement. The Company has taken all necessary action to amend the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. The Company has delivered to Parent a true and correct copy of the executed amendment to the Rights Agreement, a form of which is attached hereto as Exhibit C.

Section 3.18 Takeover Laws. The restrictions contained in Section 203 of the Delaware Act do not apply to the Company. The Company has taken all necessary action to render any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated by this Agreement.

Section 3.19 Insurance. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its

Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds, except for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 3.20 Brokers’ Fees. Except for the fees and expenses payable by the Company to Bear, Stearns & Co. Inc. (“Bear Stearns”) pursuant to a letter agreement dated November 18, 2005 (the “Bear Stearns Engagement Letter”), a complete copy of which has been previously delivered to the Parent, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Bear Stearns, dated the Agreement Date, to the effect that the consideration to be received by the holders of Company Common Stock (the “Company Stockholders”) pursuant to this Agreement is fair to the Company Stockholders from a financial point of view. Upon the Company’s receipt of the written version of such opinion, the Company will promptly provide the Parent with a copy of such opinion. The Company has received the consent of Bear Stearns to include its final written opinion in the Proxy Statement subject to the terms and provisions of the Bear Stearns Engagement Letter.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by the Company or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business conducted by the Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND MERGER SUBSIDIARY

The Parent and the Merger Subsidiary represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Each of the Parent and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Parent (a “Parent Material Adverse Effect”). Each of the Parent and the Merger Subsidiary is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, the Merger Subsidiary has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.

Section 4.2 Authorization of Transaction; Non-Contravention; Approvals.

(a) The Parent and the Merger Subsidiary have full corporate power and authority and have taken all requisite corporate action to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Subsidiary (which shall occur promptly after the execution and delivery hereof), to consummate the transactions contemplated hereby and to perform its obligations hereunder.

This Agreement has been duly authorized, executed and delivered by the Parent and the Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of the Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the HSR Act and any other applicable Antitrust Laws, (c) the filing of the Certificate of Merger pursuant to the Delaware Act, and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Parent and the Merger Subsidiary, nor the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Parent or the Merger Subsidiary, (ii) violate any Laws applicable to the Parent or the Merger Subsidiary or any of their respective properties or assets, or (iii) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; except in the case of clauses (ii) and (iii) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals that the failure to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Financial Capability. The Parent has the financial capacity to perform and to cause the Merger Subsidiary to perform all of its obligations under this Agreement, and the Parent has currently available all funds necessary to pay the Merger Consideration and the other payments contemplated by Article I. Without limiting the foregoing, the Parent’s ability and obligation to consummate and to cause the Merger Subsidiary to consummate the transactions contemplated hereby is not contingent on the Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

Section 4.4 Information in the Proxy Statement. The information supplied by Parent or the Merger Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5 Litigation. As of the Agreement Date, there are no claims, actions or proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries before any Governmental Authority that seek to restrain or enjoin the consummation of the Merger. As of the Agreement Date, neither Parent nor any of its Subsidiaries is subject to any to any outstanding judgment, injunction, order or decree of any Governmental Authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

Section 4.6 Brokers’ and Finders’ Fees. Parent has not incurred any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.7 No Additional Representations. Neither Parent nor Merger Subsidiary, nor any other Person acting on behalf of Parent or Merger Subsidiary has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Subsidiary, in each case, except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 General. Subject to the terms and conditions of this Agreement, each of the parties shall take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement which are required to be performed on or prior to the Closing, and use its reasonable efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practical.

Section 5.2 Further Assurances. Prior to the Closing Date, each of the parties shall (a) give all required notices to third parties and Governmental Authorities and shall use its reasonable efforts to obtain all material third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby and (b) use its reasonable efforts to prevent any preliminary or permanent injunction or other order by a Governmental Authority that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Agreement, including under the Antitrust Laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. No later than January 6, 2006, each of the parties shall file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any other applicable Antitrust Laws, shall use its respective reasonable efforts to obtain termination of the applicable waiting period under all Antitrust Laws and shall take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to require the Parent to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries to litigate, pursue or defend any action or proceeding by any Governmental Authority challenging any of the transactions contemplated hereby as violative of any Antitrust Laws. In connection with the foregoing, each party (i) shall promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat.

Section 5.3 Interim Conduct of the Company.

(a) Except as expressly permitted by this Agreement, set forth in Section 5.3 of the Company Disclosure Letter, or pursuant to the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that reasonableness for this purpose will be assessed from the Parent’s perspective assuming the Closing will take place in accordance with this Agreement), from and after the Agreement Date through the Effective Time, the Company shall, and shall cause each of its Subsidiaries, (i) to conduct its operations in accordance with its ordinary course of business, consistent with past practice, and (ii) use its reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees, preserve the goodwill of those having business relationships with the Company and its Subsidiaries, preserve its relationships with customers, creditors and suppliers, maintain its books, accounts and records and comply in all material respects with applicable Laws.

(b) Without limiting the generality of the foregoing, except as provided in this Agreement, or in Section 5.3 of the Company Disclosure Letter, from and after the Agreement Date through the Effective Time, the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that reasonableness for this purpose shall be assessed from the Parent’s perspective assuming the Closing shall take place in accordance with this Agreement):

(i) amend or propose to amend its certificate (or articles) of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

(ii) authorize or effect any stock split, combination or reclassification of shares of its capital stock or amend any term of any outstanding security of the Company or repurchase, redeem or otherwise acquire any shares of its capital stock;

(iii) declare, pay or set aside any dividend or distribution with respect to the Company Common Stock or any other of its capital stock (other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), authorize for issuance or issue, sell, grant any shares of its capital stock (other than in connection with the exercise of Company Options outstanding on the Agreement Date and listed in the Company Disclosure Letter or in connection with any “Offering Period” under the Stock Purchase Plan that has commenced prior to the Agreement Date), options, warrants, commitments, subscriptions, other rights of any kind (including Company Stock Based Awards) to acquire any shares of capital stock, or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

(iv) merge or consolidate with any entity or liquidate, dissolve or effect any recapitalization or reorganization in any form or create any new Subsidiary;

(v) sell, lease, license, pledge, encumber or otherwise dispose of any assets or any interests (including any shares of the capital stock of any of the Subsidiaries) that are material to the Company and its Subsidiaries, taken as a whole, other than assets used, consumed, replaced or sold in the ordinary course of business, consistent with past practice;

(vi) acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (A) any assets (including any equity interests) other than in the ordinary course of business or (B) any equity interest of any Person or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement (other than teaming or other similar agreements entered into by the Company and/or its Subsidiaries in the ordinary course of business, consistent with past practice);

(vii) create, incur, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness; issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; guarantee any debt securities of others; enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Subsidiary or enter into any arrangement having the economic effect of the foregoing, other than indebtedness existing as of the Agreement Date, borrowings under existing credit lines or any of the foregoing created, incurred or assumed in the ordinary course of business, consistent with past practice, and intercompany indebtedness among the Company and its wholly-owned Subsidiaries;

(viii) except as required as a result of changes in Law, GAAP or Regulation S-X of the Exchange Act, change any of the accounting principles or practices used by it as of September 30, 2005 that would reasonably be expected to materially affect the assets, liabilities or results of operation of the Company or any of its Subsidiaries;

(ix) make or change any material Tax election, settle or compromise any material Tax liability, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(x) except as required under the terms of any employment-related agreement in effect on the Agreement Date, increase the compensation payable or to become payable to any director, officer or employee (other than increases in cash compensation in the ordinary course of business, consistent with past practice, it being understood that the Company’s annual increases of salaries and setting of bonus targets which shall be approved in February 2006 and the Company’s approval of 2005 bonuses which shall occur in February 2006, shall not be deemed a violation of this provision if such action results in salaries, 2005 bonuses and 2006 bonus targets that are consistent with the Company’s past practices in the aggregate) or increase any bonus, insurance, severance, pension or other benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, or grant any severance or termination pay to any executive officer or director, or to any other employee except payments made (1) in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practice or (2) pursuant to written agreements listed on Section 5.3(b)(x) of the Company Disclosure Letter;

(xi) make any capital expenditure, capital addition or capital improvement in amounts exceeding $1,000,000 in any individual occurrence;

(xii) (A) enter into any contract, agreement or commitment of a character that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as whole, except that the Company may enter into any contract, agreement or commitment in the ordinary course of business consistent with past practice or (B) terminate, renew or amend in any material respect any contract, agreement or commitment that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except for terminations, renewals, or amendments of contracts in the ordinary course of business consistent with past practice;

(xiii) waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Company Material Agreement;

(xiv) enter into any Government Contract or submit any bid for a Government Contract that would, under the federal rules covering Organizational Conflicts of Interest, as that term is used in Federal Acquisition Regulation Subpart 9.5, limit the Parent, the Surviving Corporation or any of their respective Subsidiaries from engaging in any line of business, competing with any Person or selling any product or service;

(xv) engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Code Section 6011 or any other applicable federal Law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

(xvi) waive or release any rights that are material to the Company and its Subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in either case other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the Financial Statements of the Company included in the most recent Filed SEC Documents or otherwise incurred in the ordinary course of business, consistent with past practice;

(xvii) settle or compromise any material pending or threatened suit, action or proceeding; or

(xviii) agree, resolve or commit to do any of the foregoing.

Section 5.4 Control of Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.5 Proxy Statement; Company Stockholders Meeting.

(a) As soon as possible after the Agreement Date, the Company shall commence preparation of a proxy statement (as amended or supplemented, the “Proxy Statement”) relating to a special meeting of the Company’s stockholders meeting (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholders Approval, and file a preliminary Proxy Statement with the SEC or its staff. The Company shall use its reasonable efforts to respond to any comments by the SEC or its staff to such preliminary Proxy Statement and to cause a definitive Proxy Statement to be mailed to the Company Stockholders as soon as possible following the Agreement Date. The Company shall notify Parent promptly of the receipt of and shall respond promptly to any (i) comments from the SEC or its staff and (ii) request by the SEC or its staff or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company Stockholders. If necessary, after the Proxy Statement has been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy materials, and if required in connection therewith, resolicit proxies. Subject to Section 5.7(d), the Company shall include in the definitive Proxy Statement the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of approval of the Merger and the adoption of this Agreement (the “Company Recommendation”).

(b) The Parent shall provide the Company with information concerning or relating to the Parent or the Merger Subsidiary that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.5. The information supplied by Parent and the Company for inclusion in the Proxy Statement shall not at the time (i) the Proxy Statement is filed with the SEC, (ii) the Proxy Statement is first mailed to the Company Stockholders, or (iii) of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or relating to Parent will be deemed to have been supplied by Parent, and all other information will be deemed to have been supplied by the Company. The Company shall cause all documents filed with the SEC in connection with the Merger to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(c) The Company, acting through the Company’s Board of Directors, shall in accordance with applicable Law and as soon as possible following the Agreement Date, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon this Agreement and the Merger, and the Company shall submit this Agreement at such meeting. The Company shall use its reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the Company Stockholders Approval. Without limiting the generality of the foregoing, the Company’s obligation pursuant to the preceding two sentences will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal or any withdrawal of the Company Recommendation. Subject to the Company withdrawing, modifying or changing its recommendation pursuant to Section 5.7(d), the Company, acting through the Company’s Board of Directors, shall make the Company Recommendation at the Company Stockholders Meeting.

Section 5.6 Intentionally Omitted.

Section 5.7 Acquisition Proposals.

(a) From the Agreement Date until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of their respective directors, officers, employees, agents, attorneys, accountants, investment bankers and other representatives (collectively, the “Company Representatives”), to immediately cease all existing discussions, negotiations or other action with any other Person conducted heretofore with respect to any Acquisition Proposal. From the Agreement Date until the Effective Time, the Company shall not, and shall cause its Subsidiaries and each of the Company Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.7(a) by the Company.

(b) Notwithstanding the restrictions set forth in Section 5.7(a), if at any time prior to obtaining the Company Stockholders Approval, the Company’s Board of Directors receives a bona fide, unsolicited Acquisition Proposal (under circumstances in which there has not been a violation of Section 5.7(a)) and the Company’s Board of Directors determines in good faith (after consulting with its financial advisor and outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as such term is defined in subsection (h) below) and that failure to take such action permitted under this paragraph would result in a breach of its fiduciary duties to the Company Stockholders under applicable Laws, the Company may (or permit the Company Representatives), subject to providing Parent with the information required pursuant to subsection (c) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement not less restrictive (including with respect to standstill provisions) on the other party than the confidentiality agreement between the Company and the Parent dated November 2, 2005 (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal.

(c) The Company shall as promptly as practical, and in any event within forty-eight (48) hours, notify Parent of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the applicable Acquisition Proposal or a reasonably detailed written summary thereof, request or inquiry (or, if oral, a written copy of statement setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, request or inquiry), including the identity of the third party making such Acquisition Proposal, request or inquiry. The Company shall keep the Parent advised on a reasonably current basis of the status and content of any discussions or negotiations involving any Acquisition Proposal, request or inquiry and shall promptly make available to the Parent any non-public information furnished to any third party in connection therewith that has not been previously provided to the Parent. The Company will notify the Parent in writing promptly after any determination by the Board of Directors of the Company that an Acquisition Proposal is, or would reasonably be likely to result in or lead to, a Superior Proposal.

(d) Neither the Company’s Board of Directors nor any committee thereof will withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, the Merger Subsidiary or the transactions contemplated by this Agreement, the Company Recommendation, unless prior to obtaining the Company Stockholders Approval, (A) the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to the Company Stockholders under applicable Laws, and (B) if such withdrawal, modification or public proposal is taken in response to a Superior Proposal, then unless the Company also first gives the Parent four (4) business days written notice of the material terms and provisions of such Superior Proposal, during which four (4) business day period the Company will and will cause the Company Representatives to negotiate in good faith with the Parent, so that the Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal. In the case of subclause (A) of the immediately preceding sentence, the Company may withdraw, modify or change its recommendation and shall give Parent prompt notification thereof. In the case of subclause (B) of the immediately preceding sentence, if at the end of such four (4) business day period, the Company’s Board of Directors continues to believe in good faith, after receiving the advice of its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal, and the Company has concurrently satisfied its obligations pursuant to Sections 7.3 and 7.4, then the Company may withdraw, modify or change the Company Recommendation by written notice to the Parent and terminate this Agreement pursuant to Section 7.1(c)(ii).

(e) Unless the Company’s Board of Directors has previously withdrawn or modified, or is concurrently withdrawing or modifying, the Company Recommendation in accordance with this section, the Company’s Board of Directors shall not recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company’s Board of Directors from complying with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Laws.

(f) The Company shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and the Company shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, “standstill” or similar agreement to which any of the Company or any of its Subsidiaries is a party, unless the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to the Company Stockholders under applicable Laws; provided, however, that the Company shall not release or permit the release from, or waiver or permit the waiver of any provision of any standstill or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of the Company’s Board of Directors.

(g) The term “Acquisition Proposal” means an inquiry, proposal, indication of interest or offer relating to any (i) acquisition or sale of (1) 20% or more of the consolidated assets of the Company and its Subsidiaries, or (2) 20% or more (in number or voting power) of the equity securities of the Company (or any of its Subsidiaries, as applicable), (ii) tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 20% or more (in number or voting power) of the equity securities of the Company (or a Company Subsidiary as applicable), or (iii) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or a merger involving only the Company and one or more of its wholly-owned Subsidiaries.

(h) The term “Superior Proposal” means a bona fide, written Acquisition Proposal that is (i) not received in violation of Section 5.7(a), (ii) for at least a majority of the outstanding Company Common Stock or all or substantially all of the assets of the Company on a consolidated basis, (iii) fully financed or for which financing, to the extent required, is reasonably likely to be available and (iv) on terms that the Company’s Board of Directors determines in good faith (A) would result in a transaction that is more favorable to the Company Stockholders from a financial point of view, than the transactions contemplated hereby, and (B) is reasonably capable of being completed according to its terms.

Section 5.8 Indemnification. From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries or any other person who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (the “Indemnified Parties”) under the constitutional documents of the Company and its Subsidiaries or any agreement between an Indemnified Party and the Company or any of its Subsidiaries in effect as of the Agreement Date. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and by-laws of the Company in effect on the Agreement Date (and which shall expressly provide for advancement of expenses to former officers, directors, employees or agents subject only to delivery of an undertaking to repay such advanced expenses if the Indemnified Party is ultimately determined not to be entitled to indemnification), and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of the Indemnified Parties thereunder.

(b) For a period of six (6) years after the Closing Date, the Parent shall cause to be maintained in effect policies of directors and officers liability insurance and fiduciary liability insurance substantially equivalent in scope and amount of coverage (and on terms and conditions no less advantageous to the insureds) to the policies maintained by the Company as of the Agreement Date with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Time. Notwithstanding the provisions of this section, the Parent shall not be obligated to make total annual premium payments with respect to such policies of insurance to the extent such premiums exceed two hundred percent (200%) of the last annual premium paid by the Company prior to the Agreement Date. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Parent shall maintain as much comparable directors and officers liability insurance and fiduciary liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount. The Company represents that the amount of the last annual premium paid by the Company prior to the Agreement Date was the amount set forth on Section 5.8(b) of the Company Disclosure Letter.

(c) The Parent shall cause the Surviving Corporation to honor the provisions of this Section 5.8.

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Delaware Act or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 5.8 shall survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 5.8 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly against the Parent and the Surviving Corporation.

Section 5.9 Public Announcements. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to the Parent and the Company. Thereafter, the Parent and the Company shall consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the New York Stock Exchange shall not issue any such press release or make any such announcement prior to such consultation, except that (a) the Parent and the Company shall agree on the content of the first announcement made to the Company’s employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may otherwise communicate with the Company’s employees as it deems appropriate, provided that, in any formal communications with such employees, the Company shall not make any commitments to the employees that might reasonably be expected to be binding upon the Parent or the Surviving Corporation after the Closing.

Section 5.10 Full Access. (a) Between the Agreement Date and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; provided that, the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent; (ii) to disclose any information of the Company or any of its Subsidiaries subject to the attorney client privilege, provided that, the Company will nonetheless provide the Parent and its Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses; (iii) to provide any information or access that the Company reasonably believes could violate applicable Laws; provided, further, that this Section 5.10 shall not obligate the Company to devote any material resources to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is sorted in a computer database).

(b) The Parent shall hold, and shall cause its directors, officers, employees, agents and representatives to hold, all information provided to them pursuant to this Section 5.10 in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent promptly shall return or destroy all such information in accordance with the terms of the Confidentiality Agreement.

Section 5.11 Actions Regarding Antitakeover Statutes. If Section 203 of the Delaware Act or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

Section 5.12 Continued Benefits Plans. (a) The Parent shall, through the period beginning on the Closing Date and ending on December 31, 2007, cause or take such necessary action to cause the Company and its Subsidiaries to maintain for each person who is an employee of the Company immediately prior to the Closing (including each such person who is on vacation, temporary layoff, leave of absence, sick leave or short- or long-term disability) (each, a “Continuing Employee”) the wages, other compensation and benefits of the types provided to such Continuing Employees, that are not less favorable in the aggregate to such Continuing Employees than the wages, other compensation and benefits provided to them as in effect immediately prior to the Closing. Commencing on January 1, 2007, the Parent may satisfy its obligations under the preceding sentence by providing the Continuing Employees wages, other compensation and benefits on substantially the same basis and level as are provided to similarly situated employees of General Dynamics Network Systems, Inc. (“GDNS”); provided that, commencing on January 1, 2007, the Parent may in the ordinary course of business (i) add, delete or change providers of benefits, (ii) change, increase or decrease co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or (iii) make other changes in administration or changes in the design, coverage and benefits given, so long as the foregoing apply to all similarly situated employees of GDNS. The Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained by the Parent or any of its Subsidiaries or Affiliates in which Continuing Employees become eligible to participate upon or after the Closing, the Continuing Employees shall be given credit for all service with the Company and its Subsidiaries to the same extent as if such services had been rendered to the Parent or any of its Subsidiaries or Affiliates (but only to the extent that such credit does not create any duplication of benefits or benefit accruals under any Parent-sponsored defined benefit retirement or welfare plan). Notwithstanding the foregoing, Continuing Employees, will not be offered any Parent-sponsored defined benefit retirement plan, any Parent-provided post-employment benefits, such as retiree medical or retiree life or employee stock purchase plans.

(b) The Parent shall, or shall cause the Company and its Subsidiaries to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which such Continuing Employees may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which such Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any of its Subsidiaries prior to the Closing.

(c) Without limiting the application of the provisions of Section 5.12(a), Parent shall or shall cause the Company or its Subsidiaries to (i) honor and continue in effect in accordance with their terms any and all severance arrangements, agreements or policies of the Company and its Subsidiaries (which in the case of senior executive arrangements and agreements are set forth on the Company Disclosure Letter) as in effect on the Agreement Date and honor all commitments under those agreements whenever due, and (ii) honor, pay, perform and satisfy all liabilities and commitments, with respect to the annual incentive bonuses payable to any Continuing Employees for 2005 in accordance with the terms of the applicable bonus plans, programs and policies of the Company as in effect on the Agreement Date.

(d) From and after the Closing Date, Parent assumes full responsibility for compliance with, as well as any liability which may exist under, the Workers Adjustment and Retraining Notification Act, P.L. 100-379, and any other similar state law on account of any Continuing Employee terminated after the Closing.

Section 5.13 Standstill Provisions. The restrictions on the Parent and the Merger Subsidiary contained in Section 6A of the Confidentiality Agreement are hereby waived by the Company but only to the extent reasonably necessary to permit the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal remedies under this Agreement.

Section 5.14 Notification of Certain Matters; Supplemental Disclosure. Each party shall give the other reasonably prompt notice upon learning of any event that is reasonably likely to cause any of the conditions set forth in Article VI not to be satisfied. The Company shall give prompt written notice to the Parent of the occurrence of any event that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company, the Parent and the Merger Subsidiary agrees use their respective reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall give prompt written notice to the other of any material development which would give rise to a failure of a condition set forth in Article VI. The delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the Agreement Date of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, nor any untrue representation or warranty made herein.

ARTICLE VI

CONDITIONS TO THE CONSUMMATION OF THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the written agreement of the parties:

(a) the Company shall have obtained the Company Stockholders Approval;

(b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect; and

(c) all applicable waiting periods under the HSR Act will have expired or been terminated.

Section 6.2 Conditions to the Obligation of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) the representations and warranties of the Parent and the Merger Subsidiary contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Parent Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;

(b) each of the Parent and the Merger Subsidiary shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

(c) the Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of the Parent, certifying the satisfaction of the conditions set forth in subsections (a) and (b) above.

Section 6.3 Conditions to the Obligation of the Parent and the Merger Subsidiary. The obligations of the Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

(a) the representations and warranties of the Company contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Company Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

(c) since the Agreement Date, there shall have been no Company Material Adverse Effect;

(d) the Company shall have delivered to the Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying the satisfaction of the conditions set forth in subsections (a), (b) and (c) above; and

(e) the Company shall have delivered an affidavit meeting the requirements of Code Section 1445(b)(3) and the regulations promulgated thereunder, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the period described in Code Section 897(c)(1)(A)(ii); or (ii) as of the Effective Time, interests in the Company are not United States real property interests by reason of Code Section 897(c)(1)(B); and

(f) Dissenting Shares, excluding any Dissenting Shares that are beneficially owned by any Specified Stockholders, do not exceed the Dissenting Share Limit. For purposes of this Agreement, the “Dissenting Share Limit” shall mean the excess, if any, of (x) sixteen percent (16%) of the outstanding shares of Company Common Stock over (y) any portion of the Dissenting Shares that are beneficially owned by any of the Specified Stockholders (expressed as a percentage of the outstanding shares of Company Common Stock), provided that, if (y) in the preceding clause is greater than or equal to 16%, then the Dissenting Shares shall be deemed to exceed the Dissenting Share Limit for purposes of this Section 6.3(f) and Section 7.1(d)(iv). For purposes of this Agreement, “Specified Stockholders” shall mean Frederick J. Iseman, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Georgica (Azimuth Technologies), Inc., Georgica (Azimuth Technologies), L.P., Robert A. Ferris, Ferris Family 1987 Trust, Steven M. Lefkowitz, SML Family Investors, LLC, Seymour L. Moskowitz or any of their respective Affiliates (as defined in Rule 12b-2 of the Exchange Act) and Associates (as defined in Rule 12b-2 of the Exchange Act).

Section 6.4 Frustration of Closing Conditions. None of the Company, the Parent or the Merger Subsidiary may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such party’s material breach of this Agreement has been a principal cause of the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholders Approval has been obtained:

(a) by mutual written agreement of the Parent and the Company;

(b) by either the Parent or the Company, if:

(i) the Closing has not occurred by April 30, 2006 (the “Outside Date”); provided that, if all applicable waiting periods under the HSR Act have not expired or been terminated by such date, then the Company or the Parent may provide the other with a written election extending the Outside Date to July 31, 2006, and following such extension, the “Outside Date” for all purposes of this Agreement shall be July 31, 2006; further, provided, that the party seeking to terminate this Agreement pursuant to this subsection (b)(i) has not breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

(ii) (A) there are any Laws that prohibit or make the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and (B) the party seeking to terminate this Agreement pursuant to this subsection (b)(ii) has used its reasonable efforts to resist, resolve or remove such Laws, order, decree, ruling, judgment or injunction;

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholders Approval has not been obtained; unless such failure to obtain the Company Stockholders Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

(iv) any one of the following shall have occurred; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b)(iv) has used reasonable efforts to resist, resolve or remove the impediments to the Closing set forth in subparagraphs (A), (B), and (C) of this subsection (b)(iv):

(A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated by the Outside Date;

(B) any Governmental Authority files a complaint or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the Merger or restraining or prohibiting the operation of the business of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries after the Effective Time; or

(C) the Parent receives notice that the United States Federal Trade Commission has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the United States Department of Justice has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;

(c) by the Company:

(i) if (A) the representations and warranties of the Parent and/or the Merger Subsidiary contained in Article IV of this Agreement fail to be true and correct in any respect that causes a failure of the condition set forth in Section 6.2(a) or (B) the Parent or the Merger Subsidiary materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within twenty (20) days after the Company’s written notice thereof to the Parent or the Merger Subsidiary; or

(ii) prior to obtaining the Company Stockholders Approval, if (A) the Board of Directors of the Company approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal, and (B) immediately following termination of this Agreement the Company enters into such definitive agreement; provided that, concurrent with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, the Company pays to the Parent the Company Termination Fee and Company Expense Reimbursement in accordance with Sections 7.3 and 7.4;

(d) by the Parent if:

(i) (A) the representations and warranties of the Company contained in Article III of this Agreement fail to be true and correct in any respect that causes a failure of the conditions set forth in Section 6.3(a) of this Agreement, or (B) the Company materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within twenty (20) days after the Parent’s written notice thereof to the Company;

(ii) (A) the Company’s Board of Directors (or any committee thereof) withdraws or modifies in a manner adverse to the Parent the Company Recommendation; (B) the Company’s Board of Directors fails to reconfirm the Company Recommendation within ten (10) business days after receipt of a request by Parent, provided that, any such request may be made only after notice of any of the following events (as any of the following events may occur from time to time): (1) the public announcement of the receipt by the Company of an Acquisition Proposal or any material change thereto; or (2) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than the Merger Subsidiary, the Parent or any of their Affiliates;

(iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal; or

(iv) Dissenting Shares, excluding any Dissenting Shares that are beneficially owned by any Specified Stockholders, exceed the Dissenting Share Limit (as calculated pursuant to Section 6.3(f)).

Section 7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for any liability of any party then in breach, provided that (i) the provisions of this Section 7.2, Sections 7.3 and 7.4 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

Section 7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3 and Section 7.4, all fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is validly terminated pursuant to Section 7.1(c)(ii), then the Company shall (i) pay to the Parent a fee of $42,500,000 (the “Company Termination Fee”) and (ii) reimburse up to an aggregate of $500,000 for the Parent’s documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the “Company Expense Reimbursement”) at the time set forth in Section 7.4.

(c) If this Agreement is validly terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then the Company will pay to the Parent the Company Termination Fee and the Company Expense Reimbursement at the time set forth in Section 7.4.

(d) If this Agreement is validly terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii), Section 7.1(d)(i) or Section 7.1(d)(iv), then if (A) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (B) within twelve (12) months of such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal then the Company shall pay to the Parent the Company Termination Fee and the Company Expense Reimbursement at the time set forth in Section 7.4. For purposes of the foregoing clause (d) only, references in the definition of the term “Acquisition Proposal” to the figure “20%” shall be deemed to be replaced by the figure “50%.”

(e) If this Agreement is validly terminated pursuant to Section 7.1(b)(iv), then the Parent will pay to the Company a fee of $42,500,000 (the “Parent Termination Fee”) and (ii) reimburse up to an aggregate of $500,000 for the Company’s documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the “Parent Expense Reimbursement”), at the time set forth in Section 7.4.

Section 7.4 Other Termination Fee and Expense Reimbursement Matters.

(a) The parties shall make all payments required by Section 7.3 by wire transfer of immediately available funds to an account designated by the receiving party in writing.

(b) All Company Termination Fees and Parent Termination Fees (collectively, the “Termination Fees”) and all Parent Expense Reimbursement and Company Expense Reimbursement (collectively, the Expense Reimbursements”) will be paid as follows:

(i) if payments are due pursuant to Section 7.3(b), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company concurrently with, and as a condition precedent to, such termination of this Agreement by the Company pursuant to Section 7.1(c)(ii);

(ii) if payments are due pursuant to Section 7.3(c), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company within two (2) business days following such termination of this Agreement by the Parent;

(iii) if payments are to be made pursuant to Section 7.3(d), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company on the earlier of the date of the Company’s entry into an agreement providing for, or consummating, an Acquisition Proposal; and

(iv) if payments are to be made pursuant to Section 7.3(e), then the Parent Expense Reimbursement and the Parent Termination Fee shall be paid to the Company by the Parent within two (2) business days following such termination of this Agreement.

(c) The parties agree that (i) the provisions of Sections 7.3 and 7.4 are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and basis for payment of, the Termination Fees and Expense Reimbursements are reasonable and appropriate in all respects, and (iii) without those provisions, the parties would not enter into this Agreement. Accordingly, if any party fails to pay in a timely manner a Termination Fee and/or Expense Reimbursement, and in order to obtain such payment, the other party makes a claim that results in a judgment for the amounts set forth in Section 7.3, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3 at the rate announced by Bank of America, N.A. as its prime rate in effect on the date such payment was required to be made hereunder. Payment of the amounts described in Section 7.3 will not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations. None of the representations and warranties contained in this Agreement or in any schedule, certificate, instrument or other writing delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2 Specific Performance. The parties agree that irreparable damage would occur and the non-breaching party could not be made whole by monetary damages in the event any of the provisions of this Agreement were not performed in accordance with their specific terms, and it is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

Section 8.3 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.4 Amendment. This Agreement may be amended in accordance with its terms by the execution and delivery of a written instrument by or on behalf of the Parent, the Merger Subsidiary and the Company at any time before or after the Company Stockholders Approval; provided that, after obtaining the Company Stockholders Approval, no amendment to this Agreement shall be made without the approval of the stockholders of the Company if and to the extent such approval is required under applicable Law or in accordance with the rules of any relevant stock exchange.

Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties hereto agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.6 Extension of Time; Waiver. Except as set forth elsewhere in this Agreement, at any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other parties to this Agreement, and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts (whether by facsimile or otherwise), each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 8.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 8.9 Notices. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to the Parent or the Merger Subsidiary, to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Telephone: (703) 876-3010

Facsimile: (703) 876-3248

Attention: David A. Savner,

                    Senior Vice President &

                    General Counsel

with a copy (which shall not constitute notice) to:	Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611-7603 Telephone: (312) 840-7213 Facsimile: (312) 840-7313 Attention: Thaddeus J. Malik, Esq.

If to the Company, to:

Anteon International Corporation

3211 Jermantown Road, Suite 700

Fairfax, Virginia 22030

Telephone: (703) 246-0635

Facsimile: (703) 246-0577

Attention: Curtis L. Schehr,

                    Senior Vice President &

                    General Counsel

with a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Telephone: (212) 373-3000 Facsimile: (212) 757-3990 Attention: Carl L. Reisner, Esq.

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

Section 8.10 No Third-Party Beneficiaries. Except as provided pursuant to Section 5.8, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The provisions of Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on the Parent and the Surviving Corporation and their successors and assigns. In the event the Parent or the Surviving Corporation or one of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth in Section 5.8.

Section 8.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 8.12 Construction. For purposes of this Agreement:

(a) References to “applicable” Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under such Laws.

(b) Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement.

(e) The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) As it relates to the Company, “knowledge” means the actual knowledge of the persons set forth in Section 8.12 of the Company Disclosure Letter with no further duty of inquiry.

(g) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently, this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

Section 8.13 Consent to Jurisdiction. Each of the parties to this Agreement consents to submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

Section 8.14 Governing Law. THIS AGREEMENT AND THE COMPANY DISCLOSURE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

Section 8.15 Company Disclosure Letter. The Company Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Company. The inclusion of any matter, information, item or other disclosure set forth in any section of the Company Disclosure Letter shall not be deemed to constitute an admission of any liability of the Company to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement or is required to be disclosed under this Agreement. Each section of the Company Disclosure Letter, as the case may be, corresponds to the section of this Agreement to which it relates; provided that, disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to another paragraph or section whether or not a specific cross-reference thereto appears, to the extent it is reasonably apparent that such disclosure should apply to such paragraph or section. Certain matters have been disclosed in the Company Disclosure Letter for informational purposes only.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENERAL DYNAMICS CORPORATION

By:	/s/ GERARD J. DEMURO
Name:	Gerard J. DeMuro
Its:	Executive Vice President

AVENGER ACQUISITION CORPORATION

By:	/s/ GERARD J. DEMURO
Name:	Gerard J. DeMuro
Its:	President

ANTEON INTERNATIONAL CORPORATION

By:	/s/ JOSEPH M. KAMPF
Name:	Joseph M. Kampf
Its:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B

December 13, 2005

The Board of Directors

Anteon International Corporation

3211 Jermantown Road

Fairfax, VA 22030-2801

Gentlemen:

We understand that Anteon International Corporation (“Anteon”), General Dynamics Corporation (“General Dynamics”) and Acquisition Corporation (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger to be dated December 13, 2005 (the “Agreement”), pursuant to which Merger Subsidiary will merge with and into Anteon (the “Merger”) and each share of Anteon common stock, par value $0.01 per share (“Anteon Common Stock”), other than dissenting shares and shares held by Anteon, General Dynamics or Merger Subsidiary, will be converted into the right to receive $55.50 in cash (the “Per Share Consideration”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Per Share Consideration is fair, from a financial point of view, to the stockholders of Anteon.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•	reviewed Anteon’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed General Dynamics’ Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended April 3, 2005, July 3, 2005 and October 2, 2005 and its Current Reports on Form 8-K filed since December 31, 2004;

•	reviewed certain operating and financial information relating to Anteon’s business and prospects, including forecasts for the five years ended December 31, 2009 (the “Anteon Forecasts”), all as prepared and provided to us by Anteon’s management;

•	met with certain members of Anteon’s senior management to discuss Anteon’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Anteon Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Anteon;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Anteon;

The Board of Directors

Anteon International Corporation

December 13, 2005

•	performed discounted cash flow analyses based on the Anteon Forecasts;

•	reviewed the pro forma financial results, financial condition and capitalization of General Dynamics giving effect to the Merger; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Anteon or obtained by us from public sources, including, without limitation, the Anteon Forecasts. With respect to the Anteon Forecasts, we have relied on the representations of the senior management of Anteon that the Anteon Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Anteon as to the expected future performance of Anteon. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Anteon Forecasts, and we have further relied upon the assurances of the senior management of Anteon that they are unaware of any facts that would make the information or the Anteon Forecasts incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Anteon, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Anteon.

We do not express any opinion as to the price or range of prices at which the shares of Anteon Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Anteon in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Anteon to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns or its affiliates in the past have been engaged by General Dynamics or its affiliates to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary fees. Bear Stearns, through one of its affiliates, is currently a participating lender in General Dynamics’ credit facilities, through which General Dynamics may obtain all or a portion of the financing necessary to consummate the Merger. Bear Stearns is currently engaged, and in the past has been engaged, by Caxton-Iseman Capital, Inc., an affiliate of Anteon, to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary compensation. In addition, various individuals and entities affiliated with us may have passive minority investments in private equity funds and partnerships managed by parties related to Caxton-Iseman Capital, Inc. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Anteon and/or General Dynamics for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Anteon and does not constitute a recommendation to the Board of Directors of Anteon or any holders of Anteon Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not

The Board of Directors

Anteon International Corporation

December 13, 2005

address Anteon’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Anteon or the effects of any other transaction in which Anteon might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Anteon Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration is fair, from a financial point of view, to the stockholders of Anteon.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Denis A. Bovin
Vice Chairman

EXHIBIT C

Section 262

of the General Corporation Law

of the State of Delaware

Appraisal Rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

3211 JERMANTOWN ROAD SUITE 700 FAIRFAX, VA 22030	VOTE BY INTERNET, TELEPHONE OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK
Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Anteon International Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anteon International Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANTE01	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ANTEON INTERNATIONAL CORPORATION

The board of directors of Anteon recommends

that you vote FOR the following proposals:

Vote on Proposals

		For	Against	Abstain
1.	The adoption of the Agreement and Plan of Merger, dated December 13, 2005, by and among General Dynamics Corporation, a Delaware corporation (“General Dynamics”), Avenger Acquisition Corporation, a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of General Dynamics and Anteon, including the approval of the merger (“the Merger”) of Merger Sub with and into Anteon, with Anteon as the surviving company.	☐	☐	☐

2.	Granting discretionary authority to the proxies named herein to vote for the adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.	☐	☐	☐

In their discretion the named proxies may act upon such other business as may properly come before the meeting and any adjournments or postponements of such meeting.

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated February 1, 2006, relating to the special meeting.

In case of joint owners, each joint owner must sign, if signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail

your proxy card back as soon as possible!

Special Meeting of Stockholders

ANTEON INTERNATIONAL CORPORATION

March 3, 2006

Please Detach and Mail in the Envelope Provided

PROXY CARD

ANTEON INTERNATIONAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2006 AT 10:30 A.M. LOCAL TIME

AT ANTEON’S CORPORATE HEADQUARTERS, AT 3211 JERMANTOWN ROAD,

FAIRFAX, VIRGINIA 22030

The undersigned, revoking all previous proxies, hereby appoints and authorizes Joseph M. Kampf, Charles S. Ream and Curtis L. Schehr, and each of them as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of stockholders of Anteon International Corporation, a Delaware corporation (“Anteon”) to be held March 3, 2006 and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Anteon which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the adoption of the merger agreement, FOR approval of the granting of discretionary authority to the proxies named herein to vote for the adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 and at the discretion of the proxy holders as to any other matter that may properly come before the special meeting or any adjournments or postponements thereof.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)